Exhibit 10.1

SHAREHOLDERS’ AGREEMENT

By and Among

I-AM CAPITAL ACQUISITION COMPANY

And

FW METIS LIMITED

And

MITESH R GOWANI

And

PROMOTERS

And

SMAAASH ENTERTAINMENT PRIVATE LIMITED

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT is executed on this 3rd day of May, 2018 at New Delhi;

By and Amongst

I-AM Capital Acquisition Company, a company incorporated in the United States of America and having its registered office at 1345 Avenue of the Americas, 11th Floor, New York, NY 10105 (hereinafter referred to as the “Investor”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) of the First Part;

And

FW Metis Limited, a company incorporated in Mauritius and having its registered office at IFS Court, Twenty Eight, Cybercity, Ebene, Mauritius (hereinafter referred to as “Metis”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) of the Second Part;

And

Mitesh R Gowani, a Indian citizen, presently residing at 511, Commerce House, 140, N.M. Road, Fort, Mumbai 400 023, Maharashtra, India (hereinafter referred to as “MRG”, which expression shall, unless it be repugnant or contrary to the context thereof, mean and include his heirs, legal representatives, successors and permitted assigns) of the Third Part;

And

The Persons listed in SCHEDULE 1 (hereinafter referred to collectively, as the “Promoters” and individually, as a “Promoter”, which expression shall, unless it be repugnant or contrary to the context thereof, mean and include each of their respective heirs and successors-in-interest, as the case may be) of the Fourth Part;

And

Smaaash Entertainment Private Limited, a private limited company incorporated under the laws of India, having its office at 1st Floor, Ambience Mall, Plot no. 2, Phase II, Nelson Mandela Marg, Delhi-110070, India (hereinafter referred to as the “Company”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors) of the Fifth Part.

The Company, the Investor, Metis, MRG and the Promoters shall hereinafter be individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS:

A.	The Company is engaged in the Business (defined below).

B.	As of the Effective Date (defined below), the shareholding pattern of the Company is as specified in Part A of SCHEDULE 4 hereto.

C.	The Investor has agreed to make an investment in the Company on the terms and subject to the conditions set out in the Share Subscription Agreement (defined below) and this Agreement.

D.	In furtherance to the Share Subscription Agreement, the Parties have negotiated and agreed to execute this Agreement to record their agreement on the governance, operation and management of the Company with respect to the Investor and the Investor’s rights and obligations as a Shareholder (defined below) of the Company and certain rights of Metis. MRG is executing this Agreement as a confirming party.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions:

In this Agreement, the following words and expressions shall, except where the context otherwise requires, have the following meanings respectively:

“Act” means the (Indian) Companies Act, 1956, as substituted by the provisions of the (Indian) Companies Act, 2013 to the extent notified as having become effective and any amendment thereto and, wherever applicable, the rules framed thereunder and any subsequent amendment or re-enactment thereof for the time being in force;

“Affiliate” of a Person (the “Subject Person”) means, (a) in the case of any Subject Person other than a natural person, (i) any other Person that, either directly or indirectly through one or more intermediate Persons and whether alone or in combination with one or more other Persons, Controls, is Controlled by or is under common Control with the Subject Person, and (ii) where the Subject Person is the Investor, the term Affiliate, shall be deemed to include any fund, collective investment scheme, trust, partnership (including any co-investment partnership), special purpose or other vehicle or any subsidiary or Affiliate (in accordance with (a) above) of any of the foregoing, which is managed and/or advised by the Investor’s group or the Investor’s investment manager and/or investment advisor and any sub-advisor to such investment advisor or an Affiliate (in accordance with (a) above) of the investment manager and/or investment advisor and any sub-advisor to such investment advisor, or any other fund under the management or advice of the Investor or any of its Affiliates (in accordance with (a) above) or companies/entities under the same management as the Investor; (b) in the case of any Subject Person that is a natural person, (i) any other person that, either directly or indirectly through one or more intermediate persons and whether alone or in combination with one or more other persons, is Controlled by the Subject Person, or (ii) any other person who is a Relative of such Subject Person;

“Agreement” means this Shareholders’ Agreement and shall include any schedules, annexures, or exhibits that may be annexed to this Agreement now or at a later date and any amendments made to this Agreement in accordance with the terms of this Agreement;

“AHA Holdings” means AHA Holdings Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at 161, Starcity Cinema, 2nd Floor, Manmala Tank Road, Mahim West, Mumbai – 400016, India;

“Applicable Law(s)” means any statute, law, regulation, ordinance, rule, judgment, notification, order, decree, bye-law, permits, licenses, approvals, consents, authorisations, government approvals, directive, guideline, requirement or other governmental restriction, or any similar form of decision of, or determination by, or any interpretation, policy or administration, having the force of law of any of the foregoing, by any Governmental Authority, whether in effect as of the date of this Agreement or thereafter;

“Approved Auditor” means PricewaterhouseCoopers, Deloitte Haskins and Sells, Ernst & Young and KPMG (or their Affiliates or associates as known in India) or any other auditor as acceptable to the Investor and the Promoters;

“Articles of Association” or “Articles” means the articles of association of the Company as modified to reflect the terms of this Agreement and the Share Subscription Agreement;

“Assets” means all assets, properties, rights and interests of every kind, nature, specie or description whatsoever, whether movable or immovable, tangible or intangible including without limitation Intellectual Property Rights, owned, leased and/or used by the Company and its present and/or future subsidiaries;

“BCCL” means Bennett Coleman and Company Limited, a public company having its registered office at Times of India Building, N Road, Mumbai – 400001, Maharashtra, India;

“Board of Directors” or “Board” means the board of directors of the Company, as constituted from time to time;

“Business” means the business of the Company as described in SCHEDULE 2 to this Agreement;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in India, Mauritius, Dubai and New York;

“Business Plan” means the detailed business or operating plan for each Financial Year and the annual budget of the Company for each Financial Year which includes a detailed financial plan providing head wise details of projected income, expenditure (including operating and capital expenditure) and earnings by the Company, as approved by the Board in accordance with this Agreement;

“Buyback Notice” shall mean a written notice by the Company to the Investor to buyback all or any of the SPAC Shares as provided in Clause 8.1(e);

“Closing Date” shall have the same meaning ascribed to it in the Share Subscription Agreement;

“Code” means the U.S. Internal Revenue Code of 1986;

“Competitor” means any Person engaged in a business or activity (on its own or together with an Affiliate or associate of such Person, or through any franchise, license or agreement or in any other manner whatsoever), or having any interest in a business or activity, which is, identical to, similar to, connected with or of the same nature as, the Business or is in competition with the Business or any other business or activity being carried on by the Company at the relevant point in time;

“Contract” shall have the same meaning as has been ascribed to it under the Share Subscription Agreement;

“Control” (including the terms “Controlled” by or under common “Control” with), as used with respect to any Person means the direct or indirect beneficial ownership of or the right to vote in respect of, directly or indirectly, more than 50% (fifty percent) of the voting shares or securities of a Person and/or the power to control the majority of the composition of the board of directors of a Person and/or the power to create or direct the management or otherwise or any or all of the above;

“Convertible Instruments” means warrants, convertible preference shares, convertible debentures, bonds, options or any other financial instruments issued by the Company convertible into Equity Shares at a later date;

“Deed of Adherence” means the deed of adherence substantially in the form attached hereto as SCHEDULE 3;

“Director” means a director appointed on the Board of Directors from time to time in accordance with the provisions of this Agreement;

“Effective Date” means the date of execution of this Agreement;

“Eligible Employee” means the employees, officers and Directors of the Company and its subsidiaries;

“Encumbrance” means (including, the terms “Encumber” and “Encumbered”) with respect to any property or Asset, any mortgage, lien, pledge, hypothecation, charge, interest, option, claim, prior interest, right of other Persons, security interest, equitable interest, encumbrance, title retention agreement, voting trust agreement, commitment, restriction or limitation of any nature whatsoever, including restriction on use, voting, non-disposal undertaking, rights of pre-emption, receipt of income or exercise of any other attribute of ownership or any other adverse claim of any kind in respect of such property or Asset (excluding any of the above restrictions created pursuant to this Agreement or the Articles);

“Equity Shares” means equity shares of the Company having face value of INR 10 (Rupees Ten only) each;

“ESOP” means a bonafide employee stock option plan adopted by the Company for the issue of options/shares to any Eligible Employee, consisting of 1,01,06,798 Equity Shares (out of which no options have been granted as of the Effective Date);

“Event of Default” means:

(i)	fraud, gross negligence, wilful misconduct committed by the Promoters, or the finding of any audit or investigation which reveals that the affairs of the Company have been conducted in a fraudulent manner;

(ii)	a petition for bankruptcy has been filed by a creditor for default in making any payments due by the Company and such petition has not been dismissed, stayed or if admitted, not vacated within 6 (six) months of such petition being filed;

“Fair Market Value” means the fair market value of the Securities of the Company as computed in accordance with Clause 9.2 of this Agreement;

“Final Deadline Date” means the date of expiry of 6 (six) months from the Investor Exit Date;

“Financial Year” means the financial year of the Company, which begins on April 1st of a calendar year and ends on March 31st of the next calendar year;

“Financial Statements” includes a balance sheet, income statement, a statement of cash flows prepared in accordance with IFRS and shall be accompanied by such other documents as may be required under Applicable Law;

“Fully Diluted Basis” means that the total of Securities (after giving effect to any anti-dilution/valuation protection provisions) on an “as if converted” basis, shall be included for the purposes of such calculation;

“Governmental Authority” shall mean any international, national or federal governmental authority, city, provisional or statutory authority, regulatory authority, government department, agency, commission, board, rule or regulation making entity/authority having or purporting to have jurisdiction over any Party, or other subdivision thereof or any municipality, district or other subdivision thereof to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or organisation have the force of any Applicable Law or any court or tribunal having jurisdiction;

“Group Companies” means a company which is a wholly owned subsidiary of one or more of AHA Holdings, Mr. Shripal Morakhia, Mrs. Kalpana Morakhia and their Immediate Family Members;

“IFRS” means the international financial reporting standards;

“Immediate Family Members” for each individual, means his/her spouse and his/her natural and adopted children;

“Indebtedness” means with respect to any Person, all indebtedness of such Person (whether present, future or contingent) and includes without limitation (a) all obligations of such Person for borrowed money or with respect to advances of any kind, whether or not evidenced by a Contract; (b) all obligations of such Person for the deferred purchase price of property, goods or services; (c) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property of such Person; (d) all guarantees by such Person;

“Intellectual Property Rights” means and includes collectively or individually, the following worldwide rights relating to intangible property, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (a) rights in trademarks, trademark registrations, and applications therefor, trade names, service marks, service names, logos, or trade dress; (b) rights relating to the protection of confidential information; (c) internet domain names, Internet and World Wide Web (WWW) URLs or addresses; and (d) all other intellectual, information or proprietary rights anywhere in the world including rights of privacy and publicity, rights to publish information and content in any media;

“Investment Amount” shall have the meaning ascribed to it in the Share Subscription Agreement;

“Investor Exit Date” means March 31, 2022;

“Investor Exit Price” means a price per SPAC Share, which for all of the SPAC Shares aggregates to the higher of (a) the sum of (i) the Investment Amount; and (ii) an amount equal to an IRR of 20% (twenty percent) on the Investment Amount; and (b) the Fair Market Value of the SPAC Shares;

“IRR” means the annual rate of return which, when used as a discount rate for a series of cash flows (including dividends paid by the Company), gives a net present value of zero;

“Key Employees” mean Mr. Shripal Morakhia, chief executive officer, chief financial officer, chief operations officer, chief technical officer or any other ‘CXO’ level employees/department/designated business heads, any key managerial personnel or any other employee whose total annual remuneration is over INR 50,00,000 (Rupees Fifty Lakhs only) (inclusive of all perquisites, allowances and withholdings);

“Liquidation Event” means, in relation to the Company, winding up, liquidation, reconstruction, consolidation, reorganization, amalgamation, merger, sale of assets or business of the Company;

“Memorandum” means the memorandum of association of the Company as amended from time to time;

“Metis Exit Date” means June 30, 2019;

“Metis SHA” means the subscription and shareholders’ agreement dated April 30, 2014 entered into between Metis, Promoter, Company and certain other Persons;

“Non-Transferring Shareholder(s)” (a) in case of any Promoter proposing to Transfer any Promoter Shares under Clause 4.2(a), shall mean the Investor, and (b) in case of the Investor proposing to Transfer SPAC Shares, shall mean only the Promoters;

“Person” means any natural person, limited or unlimited liability company, corporation, partnership (whether limited or unlimited), proprietorship, Hindu undivided family, trust, union, association, government or any agency or political subdivision thereof or any other entity that may be treated as a person under Applicable Law;

“Promoter Sale Shares” means the number of Promoter Shares proposed to be Transferred by the Promoters under Clause 4.3;

“Promoter Shares” shall mean Equity Shares, Convertible Instruments and other Securities held by the Promoters from time to time;

“QIPO” means a public offering, listing of the Equity Shares of the Company and their admission to trading on Bombay Stock Exchange, National Stock Exchange, New York Stock Exchange, NASDAQ, or any other recognised stock exchange;

“Qualified Investors” shall mean a collective reference to the qualified investors (as defined under Part B of the Articles), the qualified investors II (as defined under Part C of the Articles) and the qualified investors III (as defined under Part D of the Articles);

“Related Party” shall have the meaning as defined under the Act;

“Relative” shall have the meaning as defined under the Act;

“Reserved Matters” mean the list of matters which require the consent of the Investor as set out in SCHEDULE 7;

“Restricted Person” means (a) Competitor; and (b) any Person that (i) has been convicted of a criminal offence or an economic offence where the punishment is not less than imprisonment of 6 (Six) months; and (ii) is the resident of North Korea, Iraq, Cuba, Iran, Myanmar, Libya or Sudan or Persons that are the target of U.S. economic sanctions administered by the U.S. Treasury Department Oficce of Foreign Assets Control;

“SEBI” means the Securities and Exchange Board of India;

“Securities” means any and all classes and series of shares, Equity Shares, options, warrants, preference shares, convertible securities of all kinds, debentures or any other arrangement relating to the Company’s share capital;

“Share Subscription Agreement” means the share subscription agreement of even date executed between the Investor, the Promoters and the Company hereto for the subscription of the Subscription Shares by the Investor and shall include any schedules, annexures, or exhibits that may be annexed to Share Subscription Agreement now or at a later date and any amendments made to Share Subscription Agreement by all the parties thereto in writing;

“Shareholders” means the holders of Securities in the Company (which are Equity Shares or convertible into Equity Shares);

“SPAC Issue Price” means INR 41.56 (Rupees forty one and fifty six paise only);

“SPAC Shares” means collective reference to the Equity Shares held by the Investor and includes any other Securities of the Company held from time to time by the Investor;

“SRT” means Mr. Sachin Ramesh Tendulkar;

“Subscription Shares” shall have the meaning ascribed to it in the Share Subscription Agreement;

“Transaction Documents” means this Agreement, the Share Subscription Agreement, Restated Articles (as defined in the Share Subscription Agreement) and any other agreement required to be executed and/or delivered pursuant to this Agreement and in respect of the transactions contemplated in this Agreement and the Share Subscription Agreement;

“Transfer” includes:

(i)	any (direct or indirect) transfer or other disposition of the Securities or voting interests or any interest therein, including, without limitation, by operation of law by court order, by judicial process, or by foreclosure, levy or attachment;

(ii)	any (direct or indirect) sale, assignment, gift, donation, redemption, conversion or other disposition of such Securities or any interest therein, pursuant to an agreement, arrangement, instrument or understanding by which legal title to or beneficial ownership of such Securities or any interest therein passes from one Person to another Person or to the same Person in a different legal capacity, whether or not for value;

(iii)	the granting of or extending any Encumbrance in such Securities or any interest therein.

but excludes any transmission of Securities pursuant to the Act;

“Transferring Shareholder” shall mean the Promoter proposing to make a Transfer of Shares under Clause 4.2 or the Investor, as the case may be;

1.2	In addition to the terms defined in Clause 1.1, any other terms that are capitalised but not specifically defined hereunder shall have the same meaning as assigned to such term in the respective Clauses in this Agreement.

1.3	Interpretation

(a)	Heading and bold typeface are only for convenience and shall be ignored for the purpose of interpretation.

(b)	Unless the context of this Agreement otherwise requires:

(i)	words of any gender are deemed to include the other gender;

(ii)	words using the singular or plural also include the plural or singular respectively;

(iii)	the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement or specified Clauses of this Agreement, as the case may be;

(iv)	the term “Clause” refers to the specified Clause of this Agreement and paragraph refers to the specified paragraph of the Schedules to this Agreement;

(v)	reference to any statute or statutory provision shall include (a) any subordinate legislation, rules and regulations framed thereunder from time to time; and (b) such statute or provision as may be amended, modified, repealed, re-enacted or consolidated;

(vi)	reference to the term ‘pro-rata’ means on the basis of the proportionate shareholding of a Shareholder on a Fully Diluted Basis unless otherwise indicated in this Agreement;

(vii)	reference to the word “include” shall be construed without limitation;

(viii)	the Recitals and Schedules annexed hereto shall constitute an integral part of this Agreement;

(ix)	time is of the essence in the performance of the Parties’ respective obligations. If any time period specified herein is extended, such extended time shall also be of the essence;

(x)	time taken for procuring regulatory approvals to consummate any transactions contemplated in this Agreement shall be excluded from the calculation of time periods stated in this Agreement;

(xi)	words and expressions used under this Agreement, but not specifically defined in Clause 1.1 shall have the same meaning as assigned to them in the specific clause/ sub clause/ paragraph;

(xii)	words and expressions used herein, but not defined shall have the same meaning respectively assigned to them in the Act in so far as the context so admits;

(xiii)	the shareholding of the Investor’s Affiliates shall be taken into account to determine the shareholding percentage of the Investor in the Company on a Fully Diluted Basis;

(xiv)	the term “as if converted” basis with respect to an instrument, option or Security refers to a calculation assuming as if such instrument, option or Security has been issued and converted/exercised/exchanged into Equity Shares in accordance with the prevailing terms; and

(xv)	capitalised terms used and not defined herein shall have the meaning set forth in the Share Subscription Agreement.

2.	CAPITAL STRUCTURE

2.1	Shareholding Pattern

The shareholding pattern of the Company on a Fully Diluted Basis immediately preceding the Closing Date is, and the shareholding pattern of the Company as on the Closing Date on a Fully Diluted Basis shall be as set out in Part A and Part B of SCHEDULE 4 to this Agreement respectively.

2.2	Use of Proceeds

The Company agrees and undertakes that it shall and the Promoters jointly and severally undertake that they shall, exercise all rights and powers available to them to procure that the Company shall utilise the proceeds of the Investment Amount solely for the purposes identified in the Share Subscription Agreement.

Other than as specifically set out above, the Company shall be prohibited from using the proceeds of the Investment Amount without the prior written consent of the Investor.

3.	FURTHER ISSUE OF SHARES

3.1	Issue of Further Shares

Subject to the terms of this Agreement (including without limitation the provisions of Clause 5.15 (Reserved Matters)), the Board may, from time to time, determine the additional capital contributions of the Company from existing Shareholders or from third parties (other than a Restricted Person), which shall be in the nature of Equity Shares, preference shares or any other Security. The terms of such issue, including the valuation in respect of any fresh issue of Securities, shall be as determined by the Board subject to Clause 5.15 (Reserved Matters) (“New Securities”). Nothing in this Clause 3.1 shall apply to (i) issuance of Equity Shares in accordance with the ESOP plan, and/or (ii) issuance of Equity Shares upon conversion of the Convertible Instruments in accordance with the terms set out in the Articles, and/or (iii) issuance of Securities pursuant to the QIPO; and/or (iv) issuance of additional Equity Shares in order to give effect to the provisions of Clause 3.7 (Valuation Protection); and/or (v) issuance of bonus Shares.

3.2	Issuances

(a)	In the event the Board approves any fresh capital contributions in accordance with Clause 3.1 (“New Investment”), the Investor shall have the right (but not the obligation) to subscribe (simultaneous with the investment by the proposed subscriber in the New Investment) to such number of the New Securities, in order to maintain its shareholding in the Company on a Fully Diluted Basis, (i) at the same price; and (ii) on terms and conditions no less favourable than as offered by the Company to such proposed subscriber; to such number of New Securities required to maintain its shareholding on a Fully Diluted Basis (as of immediately prior to the New Investment) immediately following the New Investment (“Entitlement”), subject to the valuation protection of the Investor contained in Clause 3.7 and Applicable Law.

(b)	The Company shall give the Investor a written notice (the “Offer Notice”) of its intention, describing the New Securities proposed to be so issued, the name, identity and beneficial ownership of the proposed subscriber of such New Securities, the price per New Security, nature of the instrument, total quantum of such proposed investment and the general terms upon which the Company proposes to issue such New Securities.

(c)	Upon receipt of such Offer Notice, the Investor shall have the right to purchase from or subscribe to its Entitlement of such New Securities of the Company (whether in full or in part), on the same terms and conditions as offered by the Company to the proposed subscriber and at such rate per New Security offered to such proposed subscriber.

(d)	The Investor shall have 30 (thirty) days from delivery of the Offer Notice (“Notice Acceptance Period”) to agree to purchase all or any part of its Entitlement to such New Securities, by giving a written notice to the Company setting forth the number of New Securities that it wishes to purchase.

(e)	If the Investor so elects to purchase or subscribe to its Entitlement to the New Securities, whether in full or in part, such New Securities shall be sold or issued to the Investor in accordance with its election.

(f)	If any of the other Shareholders (other than the Investor) fail to exercise in full or expressly waives its entitlement rights as set out in the Articles, such Shareholder’s Entitlement to the New Securities or the concerned portion thereof not exercised by such Shareholder shall automatically devolve upon the Investor who shall be entitled to also accept and exercise such devolved entitlement in terms of this Clause 3.2 along with its original Entitlement. If the Investor chooses not to subscribe to any or all of the New Securities, the Company shall be entitled to issue and allot such New Securities to the proposed subscriber.

(g)	The Company shall have 60 (sixty) days from the expiry of the Notice Acceptance Period to issue the unsubscribed portion of the New Securities to the proposed subscriber specified in the Offer Notice, at a price and upon general terms no more favorable to such proposed subscriber thereof than specified in the Offer Notice. Upon such issuance, subject to the provisions of Clause 3.7 (Valuation Protection) below, the shareholding of the Investor shall stand diluted accordingly.

(h)	If the Company has not issued the New Securities within the said 60 (sixty) day period, the Company shall not thereafter issue any New Securities without first offering such New Securities to the Investor in the manner and as per the procedure provided in this Clause 3.2.

3.3	The Promoters shall, jointly and severally, cause all of the actions to be taken in accordance with this Clause 3 to ensure strict compliance herewith.

3.4	Any issuance of Securities by the Company in violation of the provisions of this Clause 3 shall be invalid and void ab initio.

3.5	Notwithstanding anything to the contrary contained elsewhere, the Investor shall be entitled to subscribe to any fresh issue by itself or through its Affiliates.

3.6	The right of the Investor to subscribe to any Securities shall extend to such other alternative instrument as may be issued in the event of any restriction under Applicable Law barring the Investor from subscribing to the Securities so offered as part of the New Investment.

3.7	Valuation Protection

If at any time after the Closing Date, the Company issues to any Person any New Securities or undertakes any action, including effecting any changes in the capital structure of the Company, at a price per Security that is lower than the SPAC Issue Price, then the Investor shall be entitled to broad based weighted average anti-dilution protection in accordance with SCHEDULE 6 hereto. In such an event, the Company and the Promoters shall be bound to co-operate with the Investor to ensure that the Company forthwith takes all necessary steps, subject to Applicable Law, to issue additional Equity Shares to the Investor or its Affiliates (whereby such holders or its Affiliates (as the case may be) are not required to pay any additional amounts for the issuance of the additional Equity Shares or if so required under Applicable Law, pay the lowest price required to be paid under Applicable Law) in accordance with the formula provided in SCHEDULE 6 or the Promoters shall transfer Equity Shares to the Investor at the lowest price permissible under Applicable Law, in accordance with the formula provided in SCHEDULE 6. Nothing in this Clause 3.7 shall apply to (i) issuance of Equity Shares in accordance with the ESOP plan, and/or (ii) issuance of Equity Shares upon conversion of Convertible Instruments in accordance with the terms set out in the Articles, and/or (iii) issuance of Securities pursuant to the QIPO; and/or (iv) issuance of bonus Shares.

4.	RESTRICTIONS ON TRANSFERABILITY OF SHARES

4.1	Transfer Restrictions

(a)	Transfer by the Investor

Subject to Clause 4.1(e) (Execution of a Deed of Adherence), the Investor is entitled to freely Transfer all or any of the SPAC Shares at any time in the following manner:

(i)	to any of its Affiliates without any restriction;

(ii)	till such date as Metis holds the minimum shareholding prescribed under Clause 22 of the Metis SHA (“Metis Fall Away Date”), to any Person who is not a Restricted Person, together with any or all of the rights of the Investor, subject to the rights of the Promoters in Clause 4.2 (Right of First Offer) below; and

(iii)	after the Metis Fall Away Date or upon the occurrence of an Event of Default (whichever is earlier), to any Person, including a Restricted Person but other than a Person who has been convicted of a criminal or an economic offence where the punishment is not less than imprisonment of 6 (six) months, without any restriction whatsoever or any obligation to make an offer to the Promoters, together with any or all of the rights of the Investor. It is hereby clarified that without prejudice to the generality of the foregoing, any Transfer of the SPAC Shares by the Investor after the Metis Fall Away Date or an Event of Default shall not be subject to restrictions under Clause 4.1(e) (Execution of a Deed of Adherence) and Clause 4.2 (Right of First Offer),

(aa)	Nothwithstanding anything contained in Clause 8.3.3 of the Metis SHA, in case of an Event of Default, Metis shall have the right to freely Transfer its securities to any Person including a Restricted Person but other than a Person who has been convicted of a criminal or an economic offence where the punishment is not less than imprisonment of 6 (six) months, without any restriction whatsoever or any obligation including the obligation to (A) to make an offer to the Promoters under Clause 8.4.1 of the Metis SHA; or (B) require the transferee to execute a deed of adherence, together with any or all of the rights of Metis under this Agreement, Metis SHA and the Articles.

(b)	Transfer by Promoters

The Promoters shall not Transfer any Promoter Shares to any Person, in any manner whatsoever, without the prior approval of the Investor and the Promoter Shares shall stand locked-in till such time as the Investor holds any Shares in the Company subject to Clause 13 of this Agreement; provided however that each of the Promoters shall be entitled to Transfer their shareholding in the Company to 1 (one) or more of the Group Companies or Immediate Family Members (“Permitted Promoter Transferees”); subject to Clause 4.1(e) (Execution of a Deed of Adherence). In the event the Investor provides such approval in accordance with this Clause 4.1(b), then the Promoters shall be entitled to Transfer the Promoter Shares subject to the provisions of Clause 4.1(e) (Execution of a Deed of Adherence), Clause 4.1(f) (Transfer to Restricted Person), Clause 4.2 (Right of First Offer) and Clause 4.3 (Tag Along Right) below. It is clarified that the transferees of Shares Transferred by the Promoters shall be bound by all obligations of the Promoters under this Agreement. For the avoidance of doubt, it is hereby clarified that any Transfer of the Promoter Shares or issuance of shares by the Company to give effect to any (i) full rachet adjustement under Clause 8.1. of the Metis SHA; (ii) broad based weighted average adjustement under Clause 3.7 (Valuation Protection) of this Agreement; or (iii) drag along right of the Investor and Metis under this Agreement, the Metis SHA and the Articles, shall not be subject to any (i) transfer restrictions on the Promoter Shares under this Agreement, Metis SHA and the Articles, (ii) pre-emptive right to subscribe to securities and veto right of the Investor and/or Metis under this Agreement and/or the Metis SHA and the Articles.

(c)	Covenants by Mr. Shripal Morakhia and AHA Holdings

Notwithstanding anything to the contrary in this Agreement, Mr. Shripal Morakhia hereby expressly agrees that:

(i)	Mr. Shripal Morakhia shall not, and Mr. Shripal Morakhia shall ensure that his Immediate Family Members shall not, Transfer any ownership interests in AHA Holdings or any of the Group Companies that hold any of the Securities to any Person other than Permitted Promoter Transferees, without the prior approval of the Investor;

(ii)	he shall ensure that neither AHA Holdings nor any of the Group Companies that hold any of the Securities, issue any securities to any Person other than the Permitted Promoter Transferees, without the prior approval of the Investor;

(iii)	he shall ensure that he (together with the Permitted Promoter Transferees) shall at all points of time during the term of this Agreement, continue to own, legally and beneficially, all the ownership interests of AHA Holdings and the Group Companies that hold any of the Securities of the Company, free and clear from all Encumbrances and shall continue to have total control over and exercise all voting rights over AHA Holdings and each of the Group Companies that hold any of the Securities of the Company;

(iv)	the Promoters shall ensure that each Permitted Promoter Transferee executes a Deed of Adherence acceptable to the Investor, simultaneously with becoming a shareholder of AHA Holdings.

(d)	Transfer in violation of this Agreement

Any Transfer of Securities which is not in compliance with the provisions of this Clause 4 shall be void ab initio and the Company shall not:

(i)	record or register any Transfer of Securities in violation of this Clause 4; and

(ii)	treat the Person to whom the Securities have been Transferred in violation of this Clause 4 as the owner of Securities of the Company or accord any rights to vote or pay dividend or otherwise to such Person, to which he may otherwise be entitled to, as the owner of the Securities.

(e)	Execution of Deed of Adherence

Subject to the provisions of this Agreement, all Transfers by the Shareholders will be subject to the transferee entering into a Deed of Adherence. Upon execution of the Deed of Adherence, the Parties agree that this Agreement shall stand automatically novated to the extent of making the transferee a party to this Agreement. Provided that, any Transfer by the Investor to a transferee, after the Metis Fall Away Date or upon the occurrence of an Event of Default or at any time thereafter, will not require such transferee to enter into a Deed of Adherence.

(f)	Transfer to Restriced Person

Notwithstanding the terms of this Clause 4 or any other provision of this Agreement or the Articles, no Shareholder (except (i) the Investor who is bound only to the extent provided in Clause 4.1(a) and (ii) Metis who is bound only to the extent provided in Clause 8.3 of the Metis SHA ) shall be entitled to Transfer (whether in the form of gift, sale or otherwise) or Encumber or otherwise dispose of any Securities held by them or any interest in such Securities (including any form of options, warrants, derivatives or arrangements relating to such Securities), to a Restricted Person.

(g)	The Company and the Promoters shall ensure that the provisions of this Clause 4 shall be honored to the fullest extent permissible under Applicable Law and shall ensure that the terms of this Clause 4 are expressly stated in the Articles.

4.2	Right of First Offer

(a)	If any Promoter Shares are sought to be Transferred, or if the Investor seeks to Transfer any Securities held by it (such Shares sought to be Transferred, referred to as “ROFO Shares”), then the Transferring Shareholder shall provide to the Non-Transferring Shareholder(s) the right of first offer with respect to the Securities that are proposed to be Transferred by the Transferring Shareholder.

(b)	The Transferring Shareholder shall provide a written notice to the Non-Transferring Shareholder(s) of its intention to Transfer the ROFO Shares (“ROFO Sale Notice”).

(c)	The Non-Transferring Shareholder(s) shall provide a written notice to the Transferring Shareholder within 30 (thirty) days of its receipt of the ROFO Sale Notice (“ROFO Exercise Period”) setting out (“ROFO Exercise Notice”):

(i)	its intention to purchase all but not less than all of the ROFO Shares;

(ii)	the price that the Non-Transferring Shareholder is willing to pay for the ROFO Shares.

Once issued, a ROFO Exercise Notice shall be irrevocable and shall constitute a binding offer by the Non-Transferring Shareholder(s) to purchase the ROFO Shares as per the terms set out in the ROFO Exercise Notice.

(d)	Within 10 (ten) days from the date of receipt of the ROFO Exercise Notice (“ROFO Acceptance Period”), and in the event that the terms set out under the ROFO Exercise Notice are acceptable to it, the Transferring Shareholder shall confirm its acceptance to the ROFO Exercise Notice to the Non-Transferring Shareholder by way of issue of an acceptance notice (“ROFO Acceptance Notice”). The Transferring Shareholder and the Non-Transferring Shareholder shall, within 30 (thirty) days from the date of the ROFO Acceptance Notice, consummate the Transfer of the ROFO Shares on the terms and conditions set out in the ROFO Exercise Notice.

(e)	If, within the ROFO Exercise Period, the Non-Transferring Shareholder(s) have communicated that it does not wish to exercise the right under this Clause 4.2 or has failed to respond to the ROFO Sale Notice, then the Transferring Shareholder shall have the right to Transfer the ROFO Shares to a third party (other than a Restricted Person) within 90 (ninety) days from the end of the ROFO Exercise Period; provided the terms and price of such sale is commercially superior to those offered by the Non-Transferring Shareholder under the ROFO Exercise Notice.

(f)	In the event a Transfer of the ROFO Shares has not been compeleted within the said 90 (ninety) day period, then any Transfer of the ROFO Shares shall again be subject to the provisions of this Clause 4.2.

(g)	However, if the Non-Transferring Shareholder, being the Investor, has communicated that it wishes to exercise its Tag Right, then the Transferring Shareholder and the Non-Transferring Shareholder(s) shall follow the process set out in Clause 4.3 below.

(h)	It is hereby clarified that nothing in this Clause shall be deemed to grant an inter-se right of first offer between the Shareholders of the Company, other than the Promoter, in the event of Transfer of Shares by any of them.

4.3	Tag Along Right

(a)	In case any or all Promoters, individually or collectively, propose to Transfer any Shares held by them in the Company, then the Investor shall, in addition to its right under Clause 4.2, be entitled to exercise its Tag Right (as defined below), along with Metis and the other Shareholders of the Company (“Tag Shareholders”). All references to “Transferring Shareholder” in this Clause 4.3 mean a reference to such Promoter(s) who propose to Transfer the Promoter Sale Shares.

(b)	The Transferring Shareholder shall provide a written notice to the Tag Shareholders setting out the price at which the Promoter Sale Shares are proposed to be sold to the third party purchaser (“Third Party Transferee”) and other terms and conditions of such sale to the Third Party Transferee (“Tag Offer Notice”).

(c)	The Tag Shareholders shall be entitled to issue a written notice to the Transferring Shareholder(s) within 30 (thirty) days of the receipt of the Tag Offer Notice to exercise their respective Tag Right. The Transferring Shareholder shall ensure that the Third Party Transferee purchases from the Tag Shareholders, the Tag Securities (as defined below) at the price and on terms and conditions mentioned in the Tag Offer Notice (“Tag Right”) simultaneously with the purchase of the Promoter Sale Shares. The “Tag Securities” shall mean (i) where the Promoters propose to Transfer less than 10% (ten percent) of the Promoter Shares in aggregate either in a single or a series of transactions, all or any part of pro rata number of the Securities held by the relevant Tag Shareholder on an “as if converted” basis; and (ii) where the Promoters propose to Transfer equal to or more than 10% (ten percent) of the Promoter Shares in aggregate either in a single or a series of transactions, all of the Securities held by the relevant Tag Shareholder in the Company. To the extent that a Tag Shareholder exercise its Tag Right in accordance with the terms and conditions of this Clause 4.3, the number of Securities that the Transferring Shareholder may sell as part of the total Securities in the Transfer to a Third Party Transferee shall be correspondingly reduced.

(d)	If all or any of the Tag Shareholders exercise their Tag Right, the Transfer of the Promoter Sale Shares by the Transferring Shareholder to the Third Party Transferee shall be conditional upon such Third Party Transferee acquiring the Tag Securities simultaneously with the acquisition of the Promoter Sale Shares in accordance with this Clause 4.3 (Tag Along Right), on the same terms and conditions set forth in the Tag Offer Notice provided that: (a) the Tag Shareholders shall not be required to give any representations and warranties for such Transfer, except those relating to title and the legal standing of the Tag Shareholders; and, (b) the Tag Shareholders shall be entitled to receive the cash equivalent of any non-cash component of the consideration received by the Transferring Shareholder.

4.4	Notwithstanding anything to the contrary contained elsewhere, the Parties agree that the Transfer restrictions in this Agreement and/or in the constitutional documents of the Company shall not be capable of being avoided by the holding of Securities indirectly through a company or other entity that can itself be sold in order to dispose of an interest in Securities free of such restrictions.

5.	BOARD, MANAGEMENT AND RELATED MATTERS

5.1	Appointment of Directors

Directors will be nominated by the Shareholders in the manner set out in the Articles and shall be appointed in the manner prescribed under the Act and this Agreement. Subject to Clause 5.2 (Number of Directors) below, the Board may also appoint additional Directors from time to time, who will hold office until the next annual general meeting of the Company.

5.2	Number of Directors

(a)	The Board shall comprise of a maximum of 10 (ten) Directors.

(b)	Metis shall have the right to nominate 2 (two) Directors on the Board.

(c)	The Investor shall, on and from the Closing Date, have the right to nominate 2 (two) Directors on the Board (“Investor Directors”).

(d)	The Promoters shall have the right to nominate 2 (two) Directors on the Board (“Promoter Directors”), out of which 1 (one) Promoter Director shall at all times be Mr. Shripal Morakhia and MRG shall have the right to nominate 1 (one) Director on the Board.

(e)	The directorship of a Promoter Director shall stand vacated from the Board at the option of Metis and the Investor upon any of the following events:

(i)	If such Promoter Director ceases to be in the employment of the Company; or

(ii)	If such Promoter Director ceases to hold any Securities in the Company (where such Promoter Director holds Securities in the Company); or

(iii)	Upon the occurrence of an Event of Default arising from any act or omission of such Promoter Director.

Mr. Shripal Morakhia shall not resign from full time employment of the Company till such time as the Investor hold any Securities.

(f)	The Board shall appoint and remove (as the case may be) by Notice to the Company, 3 (three) individuals as independent directors to the Board of the Company at the instance of and upon procuring the consent of the Promoters, the Investor and Metis, provided however that the Parties agree that Mr. Vijayendar Tulla shall continue to be on the Board of the Company as an independent Director. Any person appointed as an independent Director pursuant to the resignation/ termination of Mr. Vijayendar Tulla shall be appointed with the consent of the Promoters, Investor and Metis.

(g)	The Investor shall have the right to appoint 1 (one) observer to the Board at all times. The Person appointed by the Investor as observer on the Board pursuant to this Clause shall hereinafter be referred to as the “Investor Observer”. The Investor Observer shall be entitled to attend all meetings of the Board and all committees thereof, provided that the Investor Observer will not be entitled to vote at any such meetings.

The Promoters agree, undertake and covenant that they shall not veto nor otherwise obstruct the appointment of the Investor Observer in accordance with this Clause 5.2(g). The Investor Observer will be entitled to receive all documents, communication and information as received by a Director and will be entitled to attend all meetings of the Board and its committee as an observer, without exercising any voting rights.

(h)	The removal and re-appointment of the Investor Director(s) and the Investor Observer shall be subject to the prior written consent of the Investor.

(i)	Subject to the other provisions of this Clause 5.2, the Investor Directors may be removed by the Investor by giving a written notice to the Company. Subject to the other provisions of this Clause 5.2, the Investor shall be entitled to nominate another Director in its place for appointment by giving notice in writing to the Company. Any such removal shall take effect upon receipt of such notice by the Company subject to approval of the Investor and any appointment shall take effect from the date the nominee is appointed by a resolution of the Board or the Shareholders, as the case may be.

5.3	Qualification Shares and Rotation

The Investor Directors shall not be required to hold any qualification shares and shall not be liable to retire by rotation.

5.4	Quorum

(a)	The mandatory quorum for the meetings of the Board, or of any committee of the Board of Directors, shall be the presence, in person, of at least 2 (two) Directors or alternate Directors (as the case may be) (or such higher number as required under Applicable Law) throughout each meeting of the Board, provided that no quorum shall be constituted unless at least 1 (one) Promoter Director and 1 (one) Investor Director are present throughout each meeting of the Board. Provided, however, that so long as the Investor Directors have not been appointed to the Board, the presence of such Investor Directors shall not be required to constitute quorum, and in such circumstances, the presence, in person, of any 2 (two) Directors (which shall include 1 (one) Promoter Director) shall be required throughout each meeting of the Board to constitute quorum. Subject to Clause 5.4(b) below, if the Investor expressly in writing waives the presence of the Investor Director(s) (or the alternate Director) at a meeting of the Board, it shall be deemed that the Directors present at such meeting shall constitute a valid quorum (subject to Applicable Law).

(b)	In the event there is no valid quorum at a meeting of the Board or its committee and such absence of valid quorum subsists for up to 30 (thirty) minutes after the scheduled time of commencement of the meeting, that meeting (“Initial Board Meeting”) will be re-scheduled to a day that falls at least 7 (seven) days after the Initial Board Meeting (“Subsequent Board Meeting”), unless at least 1 (one) Investor Director consents to an earlier date in which case the Subsequent Board Meeting shall take place on such earlier day. If there is no valid quorum at such Subsequent Board Meeting and such absence of valid quorum subsists for up to 30 (thirty) minutes after the scheduled time of commencement of such Subsequent Board Meeting, then, the Directors present at such Subsequent Board Meeting shall be deemed to constitute a valid quorum and subject to Clause 5.4(c) below, the Board may proceed to discuss and decide on the matters on the same agenda as the Initial Board Meeting and nothing other than such agenda. Subject to Clause 5.4(c) below, any decisions so taken in the Subsequent Board Meeting shall be binding.

(c)	Notwithstanding anything contained in this Agreement, no resolution shall be passed or modified or decision be taken in relation to a Reserved Matter in any Board meeting, or in any adjourned meetings without the consent of the Investor.

5.5	Alternate Director and Casual Vacancy

In the event of any Investor Director(s) (“Original Director”) being likely to be absent from India for a period of not less than 3 (three) months, the Board may at a meeting or by a circular resolution appoint an alternate Director for such Original Director. The Original Director in whose place such alternate Director is to be appointed or the Investor shall designate the Person to be appointed as an alternate Director to the Board.

In the event of a casual vacancy arising on account of the resignation of an Investor Director(s) or the office of the Investor Director(s) becoming vacant for any reason, the Investor shall be entitled to designate a Director to fill the vacancy.

5.6	Chairman

Unless otherwise agreed by a simple majority of the Directors in attendance at any duly convened meeting of the Board, one of the Promoter Directors shall be the chairman of the Board. The chairman shall not have a casting vote.

5.7	Meetings of the Board

(a)	The Board shall meet at least once in every calendar quarter during regular business hours on Business Days and at least 4 (four) such meetings shall be held in every year.

(b)	Subject to Applicable Law, the Directors or members of any committee of the Board of Directors may participate in meetings of the Board or committee of the Board through video or telephonic conference.

5.8	Notice of Meeting

(a)	At least 7 (seven) days’ clear written notice shall be given for any meeting of the Board, whether in India or outside India. In the case of an Investor Director(s) residing outside India, notice of such meeting shall be sent to him either by registered air mail or by electronic mail or by facsimile transmission. In case of an alternate Director, notice shall be sent to the alternate Director as well as the Original Director. A meeting of the Board may be called by shorter notice with the written consent of the majority of the Directors including at all times, an Investor Director.

(b)	Every such notice convening a Board meeting shall have a schedule containing the agenda for the Board meeting identifying in sufficient detail, each business to be transacted at the Board meeting together with all relevant supporting documents in relation thereto and the conference details to enable any Investor Director(s)/alternate Director to participate in such meeting by video/ telephone conference. No matter which has not been detailed in the agenda, shall be transacted at any meeting of the Board, provided however that with the written consent of the majority of the Directors including at all times, the consent of the Investor or at least 1 (one) Investor Director, a matter not included in the agenda may be transacted at the meeting, subject to Clause 5.15 (Reserved Matters).

5.9	Circular Resolution

(a)	Subject to relevant provisions of the Act, a written resolution (circulated in draft form, along with all the relevant supporting documents) signed (either in favour of or against the resolution) by the majority of the Directors (whether in India or abroad) entitled to vote thereon shall be as valid and effectual as a resolution duly passed at a meeting of the Board and may consist of several documents in the like form each signed by one or more Directors.

(b)	Notwithstanding anything contained in Clause 5.9(a) above, no Reserved Matter shall be resolved by circular resolution without the consent of the Investor.

5.10	Day to Day Management

Subject to the provisions of Clause 5.11 (Decision making by the Board) and 5.15 (Reserved Matters) below and except as may be otherwise determined by the Board with approval of the Investor:

(a)	The day to day management of the Company shall be conducted by the Promoters, who shall exercise such powers subject to the overall supervision and control of the Board.

(b)	The Board may establish separate audit committee, compensation committee and such other committees as may be decided by the Board to manage the affairs of the Company. The composition of all committees as may be established by the Company and the Board from time to time shall be such as may be agreed by the Board provided that the Investor shall at all times have a right to nominate 1 (one) member having voting rights on such committees (including any committees that are established at present). The nominees of the Investor and 1 (one) of the Promoters shall be required to be present to form a valid quorum at any meeting of such committees and the provisions of quorum for Board meetings shall apply, mutatis mutandis, for meetings of all committees of the Board. The Promoters agree, undertake and covenant that neither of them shall veto nor otherwise obstruct the appointment of the nominee of the Investor on the committees, in accordance with this Clause 5.10. No Reserved Matter can be resolved upon by a committee except with the prior written consent of the Investor in accordance with the provisions of Clause 5.15 (Reserved Matters).

(c)	The Investor Directors shall be non-executive Directors and shall not be liable to retire by rotation. The Investor Directors shall not be responsible for the day-to-day management of the Company and shall not be considered (unless otherwise specified under Applicable Law) as a “person-in-charge” “officer in default” or “occupier of premises” or “assessee in default” or “employer” or such similar positions. The Investor Directors being non-executive Directors shall not be liable for any default or failure of the Company in complying with the provisions of any Applicable Law.

5.11	Decision making by the Board

Subject to Clause 5.15 (Reserved Matters) below, resolutions of the Board shall be passed by a simple majority of votes of the Directors entitled to vote thereon and each Director shall be entitled to 1 (one) vote.

5.12	Insurance for the Board

The Company shall procure and maintain a directors and officers insurance policy for the Directors on the Board consistent with insurances obtained generally by companies operating in the same or similar industry and line of business as the Company and as acceptable to the Investor. The Company shall get the limits for the directors’ and officers’ insurance policy approved by the Investor Director(s) or the Investor (if the Investor has not appointed Investor Directors).

5.13	Indemnity

The Company shall indemnify and keep indemnified all the Investor Directors to the maximum extent permitted by Applicable Law and the Articles shall contain a provision for providing the broadest permissible indemnification by the Company to the Investor Directors.

5.14	Decision making principles of the Shareholders

(a)	At least 21 (twenty one) days clear written notice shall be given for any meeting of the Shareholders, whether in India or outside India. In the case of a Shareholder residing outside India, notice of such meeting shall be sent to it either by registered air mail or by electronic mail or by post at its address outside India, if any. A meeting of the Shareholders may be called upon at shorter notice in accordance with the Applicable Law, and subject to prior written consent of the Investor, having been obtained. Subject to Applicable Law, the Shareholders may participate in the meetings through video or telephonic conferencing.

(b)	Every such notice convening a meeting of the Shareholders shall contain an agenda for the meeting identifying in sufficient detail, each business to be transacted at the general meeting together with an explanatory statement, all relevant documents in relation thereto and the conference details to enable any Shareholder to participate in such meeting by video conference/telephone conference.

(c)	Voting on all matters to be considered at a general meeting of the Shareholders shall be by way of a poll unless otherwise agreed upon in writing between the Parties.

(d)	Any Shareholder may appoint another person as his proxy, and in case of a corporate Shareholder, an authorised representative, to attend a Shareholders’ meeting and vote thereat on such Shareholder’s behalf; provided however that, the power given to such proxy or representative must be in writing. Any person possessing a proxy or other such written authorisation with respect to any shares shall be able to vote on such shares and participate in meetings as if such person were a Shareholder.

(e)	The quorum for a meeting of the Shareholders shall be as per Applicable Law, provided always that the presence of the representatives of one of the Promoters and the Investor shall be required to constitute quorum.

(f)	Subject to Clause 5.14(g) below, if any Shareholder expressly in writing waives its presence at a Shareholders’ meeting, it shall be deemed that the Shareholders present at such Meeting shall constitute a valid quorum (subject to Applicable Law) and the other requirements of Clause 5.14(e).

(g)	In the event there is no valid quorum at a Shareholders’ meeting and such absence of valid quorum subsists for up to 30 (thirty) minutes after the scheduled time of commencement of the meeting, the meeting (“Initial Shareholders’ Meeting”) will be re-scheduled to a day that falls at least 7 (seven) days after the Initial Shareholders’ Meeting (“Subsequent Shareholders’ Meeting”) in which case the Subsequent Shareholders’ Meeting shall take place on such earlier day. If there is no valid quorum at such Subsequent Shareholders’ Meeting and such absence of valid quorum subsists for up to 30 (thirty) minutes after the scheduled time of commencement of such Subsequent Shareholders’ Meeting, then, the Shareholders present at such Subsequent Shareholders’ Meeting shall be deemed to constitute a valid quorum (subject to minimum quorum requirements under Applicable Law) and subject to Clause 5.14(h) below, the Shareholders may proceed to discuss and decide on the matters on the same agenda as the Initial Shareholders’ Meeting and nothing other than such agenda. Subject to Clause 5.14(h) below, any decisions so taken in the Subsequent Shareholders’ Meeting shall be binding.

(h)	Notwithstanding anything contained in this Agreement, no resolution shall be passed or modified or decision be taken in relation to a Reserved Matter at any Shareholders’ meeting, or in any adjourned meetings thereof, without the consent of the Investor.

5.15	Reserved Matters

(a)	Notwithstanding anything to the contrary contained in this Agreement or the other Transaction Documents but subject to Clause 5.15(c), the Company and Promoters confirm that no action shall be taken by the Company or resolution be passed by the Board, or committees of the Board or by the Shareholders, except with the affirmative vote (in person or in writing) of the Investor, or the prior written consent of the Investor or such Person(s) as may be nominated by the Investor in this regard, in respect of the matters listed in Schedule 7 (“Reserved Matters”).

(b)	If any decision and/or resolution is effected without complying with the provisions of this Clause 5.15 (Reserved Matters), (a) such decision or resolution shall not be valid or binding on any Person including the Company; and (b) the Company shall not take any action pursuant to such decision or resolution unless consent of the Investor is obtained for the same.

(c)	Nothwithstanding anything contained in this Clause 5.15, any corporate action undertaken to give effect to the exit right of Metis under Clause 9 of the Metis SHA, Clauses 8.1(a) and 8.2(a) of this Agreement shall not be subject to the Reserved Matters.

5.16	Covenants in relation to meetings

(a)	The Parties agree that no action shall be taken by or on behalf of the Company, whether at a committee meeting, Board meeting or Shareholders’ meeting or otherwise, in respect of any of the matters which are Reserved Matters, unless such matter has been approved in accordance with this Clause 5 (Board, Management and Related Matters).

(b)	The Promoters shall not act in any matter that is prejudicial to the rights of the Investor.

6.	FINANCIAL ACCOUNTING, AUDIT & INSPECTION

6.1	An annual audit of the books of accounts, records and affairs of the Company shall be made by one of the Approved Auditors, immediately following the close of the Financial Year within a period of 120 (one hundred and twenty) days after the end of each Financial Year. The Company shall maintain a system of accounting adequate to identify its material Assets, liabilities and transactions and to permit the preparation of Financial Statements in accordance with IFRS.

6.2	The Company and the Promoters jointly and severally covenant that the Company shall deliver to the Investor the following information:

(a)	Unaudited annual Financial Statements including cash flow statements certified by the CEO, within 60 (sixty) days from the end of each Financial Year;

(b)	Unaudited quarterly Financial Statements certified by the CEO or chief financial officer of the Company within 45 (forty five) days after the end of each quarter;

(c)	Audited annual Financial Statements within 120 (one hundred and twenty) days after the end of each Financial Year;

(d)	Business Plan and headcount (in a form and manner acceptable to the Investor), no later than 45 (forty five) days prior to the commencement of the following Financial Year;

(e)	Certified true copies of the minutes of the meetings of the committees, Board as well as the Shareholders within 7 (seven) Business Days from the date of such meetings;

(f)	Management Information System (“MIS”) (in a form and manner acceptable to the Investor) for every calendar month, within 15 (fifteen) days of the end of such month;

(g)	Half yearly capitalisation table (in a form and manner acceptable to the Investor) signed by the CEO or chief financial officer of the Company no later than 30 (thirty) days from the end of that period;

(h)	Copies of any specific reports filed by the Company with any Governmental Authority including copies of all filings (including Tax returns) made with any Governmental Authority as may be requested by the Investor;

(i)	A written notification setting out sufficient details of any litigation which may be made or threatened by or against the Company or any Promoters, or any circumstances which may give rise to the same. Such notification shall be provided forthwith to the Investor but in no event later than 7 (seven) Business Days from the date on which either the Company or any of the Promoters becomes aware of the same;

(j)	A written notification of any event that in the CEOs’ reasonable opinion is likely to have a material impact on the Business. Such notification shall be provided forthwith to the Investor but in no event later than 7 (seven) Business Days from the date on which either the Company or any of the Promoters becomes aware of the same;

(k)	Information relating to the termination of employment/ resignation of Key Employees within 15 (fifteen) Business Days of the occurrence of such event; and

(l)	All other information/documents/certificates as may be reasonably required by the Investor. Such information/documents/certificates shall be forthwith provided to the Investor but in no event later than 15 (fifteen) days from the date of receipt by the Company of the request for such information from the Investor.

6.3	The Investor and its designated officers, employees, accountants, attorneys, advisors and agents shall have the right, at any time and from time to time during normal business hours and upon written notice of at least 48 (forty eight) hours to (i) inspect the books, records and other documents of the Company; (ii) conduct an audit of the Business; and (iii) consult with the Promoters, auditors and attorneys of the Company. Such investigations and/or audit, however, shall not affect the representations and warranties made by the Company and the Promoters pursuant to this Agreement and/or the Transaction Documents.

6.4	A copy of all notices, circulars, minutes of meetings and such other information, which is available to the Board or the Shareholders, shall be provided to the Investor promptly at the same time as is provided to the Directors/other Shareholders.

7.	COVENANTS OF THE COMPANY

7.1	The Company shall comply with the following covenants:

(a)	All Contracts with any Affiliate or Related Party of the Company and the Promoters shall be at an arm’s length basis with full disclosures to the Board.

(b)	The Company shall use commercially reasonable efforts to avoid being a passive foreign investment company (“PFIC”). The Company shall make due inquiry with its U.S. tax advisors at least annually regarding the Company’s status as a PFIC and if the Company becomes a PFIC, or if there is a likelihood of the Company being a PFIC for any taxable year, the Company shall promptly notify the Investor of such status or risk, as the case may be. The Company shall, as soon as reasonably practicable following the end of each taxable year of the Company (but in no event later than 60 (sixty) days following the end of each taxable year) provide the Investor with an accurate and complete PFIC Annual Information Statement in the form set out in Schedule 5.

(c)	The Company shall make or refrain from making (and shall cause its subsidiaries to make or refrain from making) any U.S. tax election that the Investor requests the Company or its subsidiaries to make or refrain from making.

(d)	If the tax advisors of the Investor or its Partners determine that it is subject to U.S. information and reporting requirements that require the disclosure of information about the Company or Company transactions not readily available to the Investor or its Partners, the Company agrees to provide such information to the Investor and its Partners as may be necessary to allow the Investor and its Partners to fulfill their U.S. tax reporting obligations.

The term “Partner” means each shareholder, partner, member or other equity holder of the Investor and any person holding an option to acquire a share, partnership interest, membership interest or other equity interest in the Investor and any direct or indirect equity owner of such shareholder, partner, member, other equity holder or option holder.

(e)	To the extent any consent, affirmative vote, or other action is required by the Company, its officers or Directors, or any of the Shareholders to implement the provisions of this Clause 7, such consent, vote or other action is hereby given or will be given at the applicable time and the Company, its officers and Directors, and each Shareholder shall fully cooperate in carrying out the provisions of this Clause 7 as required.

7.2	The Company and the Promoters agree and undertake to ensure that, unless otherwise approved by the Investor, the business and activities of the Company at all times are such that all investments in the Company are under the automatic route as per the exchange control laws of India, and do not require the prior approval of any Governmental Authority.

7.3	Intellectual Property

The Promoters hereby agree and acknowledge that all intellectual property that is developed by, (a) the Promoters, (b) any Group Companies, (c) Immediate Family Members; and (d) employees of the Company, AHA Holdings and the Group Companies, in relation to or in connection with the business of the Company, shall be registered in the name of the Company and the Promoters shall ensure that all such intellectual property shall be registered in the name of the Company.

7.4	AML/FCPA

The Company and the Promoters shall provide the Investor with a certificate of compliance, on a quarterly basis, and within 15 (fifteen) days from the end of the quarter, in relation to compliance with money laundering laws of India and the United States of America, in a form and substance to be intimated by the Investor.

8.	EXIT RIGHTS

8.1	Exit by the Company. The Company and the Promoters agree and covenant to endeavour to provide an exit to the Investor (at the option and with the approval of the Investor) by way of a QIPO or secondary sale), at any time after the Investor Exit Date, but prior to the Final Deadline Date, on terms and conditions set out in this Clause 8.

(a)	QIPO triggered by Metis. The Company shall not file the draft red herring prospectus with respect to the QIPO at any time prior to the expiry of 3 (three) months from the Closing Date. Subject to the aforesaid, the Investor shall have the right to participate in a QIPO. It is clarified that the Investor shall not have the right to block any QIPO till the earlier of an exit being provided to Metis in accordance with the terms of the Metis SHA or the Investor Exit Date. Further, where the QIPO is effected by way of an offer for sale of all or any of the existing Securities, the Investor shall have the right (but not an obligation) to offer the Securities held by them, in priority to the Promoters and any other Shareholders of the Company but after Metis and the Qualified Investors have offered all or any of their Securities in such an offer for sale. The provisions of Clause 8.1(b)(vii) to Clause 8.1(b)(x) shall apply mutatis mutandis to a QIPO triggered by Metis.

(b)	QIPO by the Investor. Any exit proposed to be provided to the Investor by way of a QIPO after the Investor Exit Date, shall be subject to the following conditions:

(i)	The Investor has provided its consent to the price and other terms of the QIPO. The price or price band shall not be disclosed in any offer document or disclosed to any third party or governmental authority unless the approval as mentioned above has been granted by the Investor;

(ii)	The QIPO shall be effected through the issue of new Securities; and/or at the option of the Investor, an offer for sale of all or any of the existing Securities;

(iii)	The Equity Shares representing at least 25% (twenty five percent) of the issued and outstanding share capital of the Company on a Fully Diluted Basis, or such higher number of Equity Shares as may be required by Applicable Law to be held by the public investors, are offered to the public investors in the QIPO;

(iv)	All advisors/consultants to the QIPO including the book running lead managers, underwriters, bankers, counsels and transfer agents shall be appointed only after obtaining the consent of the Investor. The appointment of such advisors/consultants shall be at the cost of the Company;

(v)	The QIPO will be underwritten at least to the extent required under Applicable Law;

(vi)	Subject to Applicable Law, the Investor shall have the right to offer the Securities held by it in a QIPO, in priority to all other Shareholders of the Company;

(vii)	The Company and the Promoters hereby agree and undertake that they shall, without any recourse to the Investor whatsoever, at their own cost (i) obtain all the relevant permits and approvals, statutory or otherwise that are necessary to provide for a QIPO, and (ii) complete the process of the QIPO, in accordance with the terms of this Agreement. All costs related to such listing shall be borne by the Company in accordance with Applicable Law;

(viii)	Upon the Investor offering the Securities held by them for sale at the time of QIPO, the Company and the Promoters hereby undertake that they shall comply with and complete all necessary formalities to ensure such listing;

(ix)	For the purposes of a QIPO and any filings to be made by the Company under any Applicable Law whether in relation to a QIPO or thereafter, the Investor shall not be deemed to be a sponsor and/or a promoter of the Company and shall not be required to offer or make available their Securities for the purpose of mandatory lock-in applicable to promoters under the SEBI regulations in respect of public offerings or otherwise.

(x)	The Investor shall not give any representation, warranty or indemnity whatsoever in connection with the QIPO, including to the QIPO investment bank(s), other than that the Securities, if any, offered for sale by the Investor in the QIPO, have clear title.

(xi)	Clear Market Obligation: In the event the Company undertakes a QIPO, then

I.	No fresh issuance of Equity Securities shall be undertaken for a period of 18 (eighteen) months from the date of listing of the Equity Shares on a recognized stock exchange at a price which is lower than the price at which the QIPO was undertaken;

II.	The Promoters shall not sell any Equity Shares held by them for a period of 18 (eighteen) months from the date of listing of the Equity Shares on a recognized stock exchange at a price which is lower than the price at which the QIPO was undertaken, provided that, subject to Applicable Law, the Promoters shall not be restricted by this Clause to sell up to Permitted Promoter Sale Shares in the Company as on the date of listing of the Equity Shares on the recognized stock exchange.

(c)	Registration Rights

The Investor shall be provided customary registration rights in case of a public offering of its Securities in the USA.

(d)	Secondary Sale

(i)	In the event the Company intends to provide an exit by way of a secondary sale (as approved by the Investor), the Company shall deliver a notice to the Investor (the “Secondary Sale Notice”), setting out the following: (A) the identity of the proposed acquirer or transferee, as the case may be; (B) the salient terms of the transaction including the price and other terms on which the Securities are proposed to be sold; (C) the estimated time for completion of the secondary sale; and (D) any other material terms of the proposed secondary sale. Provided however that the consideration to be received by the Investor pursuant to such secondary sale shall not be less than the sum of the Investment Amount and an IRR of 20% (twenty percent).

(ii)	In the event that the Investor approves the secondary sale (the “Approved Secondary Sale”), the Investor shall indicate the number of Securities that the Investor proposes to offer in such Approved Secondary Sale and the Company and the Promoters shall take all steps necessary to complete the Approved Secondary Sale on the terms set out in the Secondary Sale Notice, within a period of 90 (ninety) days from the date on which the Investor consents to the Approved Secondary Sale, as extended by any additional time required to obtain any governmental approvals, and providing representations, warranties, covenants and indemnities customary to such transactions. All costs and expenses relating to the Approved Secondary Sale shall be borne entirely by the Company. The Investor shall not be required to provide any guarantees or indemnities, or be subject to any restrictive covenants pursuant to, or be required to bear any costs and expenses related to an Approved Secondary Sale. The Investor shall not be responsible for obtaining government approvals, permits or consents, or for providing any representations, warranties or covenants for effecting the Approved Secondary Sale.

(iii)	In the event that the Approved Secondary Sale has not been completed within 90 (ninety) days from the date of consent of the terms contained in the Secondary Sale Notice, the Company and the Promoters shall seek the written consent of the Investor to continue with the Approved Secondary Sale by sending a fresh Secondary Sale Notice.

(iv)	The Company and the Promoters shall, in good faith, consider all opportunities relating to a secondary sale that are brought to its notice by the Investor.

(e)	Buy-back of Shares/ Promoter Purchase

(i)	In the event the Company fails to provide a complete exit to the Investor on or prior to the Final Deadline Date, then without prejudice to the provisions of Clause 8.2, the Investor may require the Company by delivering a Buyback Notice, to buyback all or any of the SPAC Shares in one or more tranches, subject to Applicable Law; and/or require the Promoters by way of a Notice, to purchase all or any of the SPAC Shares, in each case, at a price not less than the sum of the Investment Amount and an IRR of 20% (twenty percent).

(ii)	The Company and the Promoters shall take all steps to expeditiously complete the buy-back within 30 (thirty) days from the issuance of the Buyback Notice, including obtaining required consents and government approvals, and providing representations, warranties, covenants and indemnities customary to such transactions. All costs and expenses relating to such exit shall be borne entirely by the Company. The Investor shall not be required to provide any guarantees or indemnities, or be subject to any restrictive covenants pursuant to, or be required to bear any costs and expenses related to the transactions contemplated in Clause 8.1(e)(i).

8.2	Drag Along

(a)	Drag Along Right of Metis.

(i)	Metis shall have the right, at any time after the Metis Exit Date but prior to the Investor Exit Date, to require the Investor, by way of a written notice in this regard, to undertake a sale of any or all of their shareholding in the Company on the same terms and conditions as have been offered to Metis as part of such drag sale.

(ii)	It is hereby agreed between the Promoters and the Investor that the Investor shall be entitled to receive, as consideration for such drag sale, at least the Investor Drag Entitlement. For the purposes of this Clause, “Investor Drag Entitlement” shall mean the Investment Amount, along with 20% IRR. The Promoters hereby agree to undertake all such acts and deeds as may be necessary to ensure that the Investor receives its Investor Drag Entitlement pursuant to such sale, including but not limited to (a) an issue of additional Shares to the Investor at the lowest price permissible under Applicable Law; (b) Transfer of Shares held by the Promoter to the Investor at the lowest permissible price under Applicable Law; (c) reduction of the sale proceeds receivable by the Promoters.

(iii)	Without prejudice to the generality of the provisions of Clause 8.2(a)(ii), if the consideration proposed to be received by the Investor is less than the Investor Drag Entitlement, then Promoters shall open a cash escrow account which cash escrow account shall be used for receiving the consideration from the sale of the Promoter Shares (“Promoter Drag Sale Consideration”). The amount of deficit between Investor Drag Entitlement and the actual consideration received by the Investor pursuant to the sale of shares in accordance with Clause 8.2(a)(i) shall be transferred to the bank account of the Investor directly from the escrow account without any further consent of/ action on the part of the Promoters or Metis or any other Person. For the avoidance of doubt, it is hereby clarified that the sale of shares by the Investor pursuant this Clause 8.2(a)(i) and the receipt of the sale consideration into the account of the Investor from the transferee and/or the Promoters/ escrow account shall be simulatenous. For the avoidance of doubt, it is hereby clarified that nothing contained in Clauses 8.2(a)(ii) and 8.2(a)(iii) shall preclude the ability of Metis to exercise and give effect to its drag along right in accordance with Clause 8.2(a)(i).

(b)	Drag Along Right of the Investor. In case (i) the Company and the Promoters fail to provide a complete exit to the Investor on or prior to the Final Deadline Date or (ii) in case the Promoters have committed fraud or embezzlement in relation to the affairs of the Company, then in case of (i), the Investor solely, and in case of (ii), the Investor, jointly with Metis, shall have the right but not the obligation to require the Promoters (including Group Companies or the Immediate Family Members) to and cause the Promoters to require BCCL, SRT and Mr. Samir Patel (“Drag Shareholders”), by way of a written notice in this regard (“Sale Notice”) to undertake a sale of all or a part of their shareholding of the Company (“Sale”). The Promoters agree that, if so required under Applicable Law to consummate a Sale, within a period of 30 (thirty) days from receipt of the Sale Notice, a meeting of the Board and the Shareholders shall be convened and at all such meetings of the Shareholders and the Board, the Drag Shareholders shall, and the Promoters shall cause such Drag Shareholders to, consent to the Sale of the Company in a manner and on the terms and conditions determined by the Investor. Each Promoter agrees to employ best efforts to procure that each Shareholder agrees to vote for, consent to, and raise no objections against and take all actions necessary or advisable in order to effect such Sale of the Company and the distributions on such Sale.

(i)	In the event of a Sale as set out in this Clause 8.2(b) (Drag Along Right of the Investor), the Investor shall issue a Sale Notice to the Drag Shareholders stating the intention of the Investor to sell all or part of the Securities held by them and all or part of the Securities of the Drag Shareholders (“Drag Along Shares”) to a bona fide third party purchaser (“Drag-Along Purchaser”). The Investor shall provide the Drag Shareholders with the terms and conditions on which the Drag-Along Purchaser is willing to purchase the Drag Along Shares and the Drag Shareholders will be bound to sell along with the Investor, on the same terms and conditions and price (subject to sub-clause (iii) below), such number of their Securities as may be required to enable the Investor to complete the transaction as agreed with the Drag-Along Purchaser. It is further clarified that all the other Shareholders would also be required to undertake a sale of all or a part of their shareholding of the Company, as may be required.

(ii)	The Investor shall deliver the share certificates in respect of the Drag Along Shares, to the Company within 15 (fifteen) days of receipt of the Sale Notice, along with the transfer forms duly filled in, and if the Shares have been dematerialized, the Drag Shareholders shall issue appropriate instructions to their depository participant to give effect to the Transfer in accordance with the Sale Notice.

(iii)	All costs and expenses incurred in relation to the Sale shall be borne entirely by the Company. The Company and all the Shareholders shall co-operate and take all necessary and desirable actions in connection with the consummation of the Sale including without limitation, timely execution and delivery of any agreements and instruments to complete the Sale, providing access and information as may be requested by any potential purchaser and co-operating in any due diligence conducted by the potential purchaser. The Company and the Promoters shall, and the Promoters shall cause the other Shareholders to, provide such customary representations and warranties, indemnities and covenants as may be required by any potential purchaser in connection with the completion of the Sale. The Investor shall not be required to provide any representations, warranties, guarantees or indemnities, or be subject to any restrictive covenants pursuant to or in relation to the Sale, except in relation to the title and transferability of the shares held by the Investor.

(iv)	If a Drag Shareholder fails, refuses or is otherwise unable to comply with its obligations in this Clause, the Company shall have the authority and be obliged to designate a Person to execute and perform the necessary Transfer on behalf of such Drag Shareholder. The Company may receive and hold the purchase consideration in trust for the Drag Shareholder and cause the Drag-Along Purchaser to be registered as the holder of the Drag Along Shares being sold by the relevant Drag Shareholder. The receipt by the Company of the purchase consideration shall be a good discharge to the Drag Along Purchaser. Further, the relevant Drag Shareholder shall also entitled to designate a Person who shall be deemed to be appointed as the attorney-in-fact of the Drag Shareholder, and shall take all necessary actions on their behalf to cause the consummation of such transaction.

(v)	Further, if any Drag Shareholder fails or refuses to Transfer any Drag Along Shares, after the Company has received the entire purchase money in respect of the Drag Along Shares in trust for the Drag Shareholder in accordance with sub-clause (iv) above, the Drag-Along Purchaser may serve a default notice on the relevant defaulting Drag Shareholder and the defaulting Drag Shareholder shall not be entitled to exercise any of its powers or rights in relation to the Drag Along Shares, including voting rights attached thereto or the right to participate in the profits of the Company.

(vi)	If the Company or the Promoters have, before the Final Deadline Date, (a) made an offer to the Investor for buyback or purchase of SPAC Shares pursuant to Clause 8.1(e), which fulfills the conditions set out in Clause 8.1(e); or (b) provided an offer for secondary sale to the Investor under Clause 8.1(d), which fulfills all the conditions set out in Clause 8.1(d) and the Investor has declined to accept such offer, then the obligation of the Company and the Promoters to provide an exit to the Investor under this Agreement shall fall away.

(c)	Exemption of Rights. Notwithstanding anything contained in this Agreement, in case of the exercise of the exit rights pursuant to, and in accordance with Clause 8 (Exit Rights) (as applicable) including a secondary sale and Sale (each, an “Exempted Exercise”), the provisions of Clause 4 (Restrictions on Transferability of Shares) (as the case may be) shall, to the extent of Shares required to be Transferred by the Promoters and/or the Shareholders (other than the Investor), ceases to be applicable to such Exempted Exercise.

9.	LIQUIDATION PREFERENCE AND COMPUTATION OF FAIR MARKET VALUE

9.1	Liquidation Preference

(a)	Upon the occurrence of a Liquidation Event, the Investor shall be entitled to be paid an amount equal to the Investor Exit Price pari passu and simultaneously with the payment of liquidation preference amounts to Metis, Qualified Investors, BCCL and SRT, as set out in the Articles.

(b)	It is clarified that if a Liquidation Event is effected by way of sale of Shares, the Company and the Promoters shall ensure that the purchaser or transferee(s) distribute the consideration under such transaction to the Shareholders who are participating in such transaction, in proportion to the Shares that are being transferred by each such Shareholder as part of such transaction, in accordance with their respective entitlement as set out in this Clause 9 (Liquidation Preference) and further nothing in this Clause 9 (Liquidation Preference) and the definition of ‘Liquidation Event’ shall be deemed to entitle any Shareholder a right to participate in such transaction or to a tag along right in such transaction, unless such right is expressly provided for and exercised in accordance with this Agreement.

9.2	Computation of Fair Market Value

(a)	The Investor and the Promoters shall each appoint 1 (one) independent valuer to conduct a valuation of the Company in order to arrive at the fair market value of the Securities, within 30 (thirty) days from the appointment. Each independent valuer shall submit their report setting out the fair market value computed by such independent valuer to the Party that has appointed such independent valuer. The Investor and the Promoters shall, on a mutually agreed date and in any case, within 7 (seven) days from the end of the 30 (thirty) day period set out above, share the fair market value computed by the independent valuer appointed by it with the other Party. In the event that (i) the fair market value computed by one of the two independent valuers is acceptable to the Investor and the Promoters, then such acceptable fair market value shall be the “Fair Market Value”; or (ii) there is a variance of not more than 10% (ten percent) between the fair market value computed by the two independent valuers, then the average of the two fair market values shall be the “Fair Market Value”.

(b)	In the event that there is a variance of more than 10% (ten percent) (computed on the lower valuation), in the fair market value of the securities of the Company, as computed by the two independent valuers, then either of the Investor or the Promoters may issue a notice to the other setting out in reasonable detail, the grounds on which such Party disagrees with the computation of the fair market value by the valuer appointed by the other Party (“Variance Notice”).

(c)	Upon the issue of a Variance Notice, Mr. Shirpal Morakhia and an authorized representative of the Investor shall use all commercially reasonable efforts to resolve their disagreements as soon as practicable, and in any case within 15 (fifteen) days from the date of receipt of the Variance Notice by the other Party (“Resolution Period”). In the event Mr. Shripal Morakhia and the authorized representative of the Investor are unable to resolve the disagreements within the Resolution Period, then the Investor and Promoters shall take the steps set out in Clause 9.2(d) below.

(d)	Within 10 (ten) days from the end of the Resolution Period, the Investor and the Promoters shall appoint a mutually acceptable accounting firm selected from the following Persons (acting as an expert and not as a statutory auditor) (“Accounting Firm”):

(i)	Pricewaterhouse Coopers or their respective affiliates in India;

(ii)	Deloitte Touche Tohmatsu India Private Limited or their respect affiliates in India;

(iii)	KPMG or their respect affiliates in India;

(iv)	Ernst and Young or their respect affiliates in India;

(v)	Grant Thorton or their respect affiliates in India;

(vi)	Kotak Group;

(vii)	Lazard;

(viii)	JM Financial;

(ix)	JP Morgan Chase and Co.; and

(x)	Goldman Sachs Group Inc.

to compute the fair market value of the Securities. The Accounting Firm shall compute the fair market value of the Securities within 30 (thirty) days from the date of its appointment (“Fair Market Value”). The Fair Market Value arrived at by the Accounting Firm shall be finally and conclusively binding on the Investor and the Promoters.

(e)	The fees and expenses of the independent valuers appointed by the Investor and the Promoters pursuant to Clause 9.2(a) and the fees and expenses of the Accounting Firm, shall be borne by the Company.

10.	COVENANTS

10.1	Non-compete, Non Solicitation

(a)	Each Promoter covenants and agrees that, so long as the Investor holds any Securities, the Promoter shall not, directly or indirectly, in any capacity, whether through partnership or as a shareholder, joint venture partner, collaborator, consultant or agent or in any other manner whatsoever, whether for profit or otherwise:

(i)	carry on or participate (whether as a partner, shareholder, principal, agent, director, employee or consultant) in any business and/or activity which is the same as or substantially similar to the Business other than through the Company including in the business of any Competitor;

(ii)	render any services to a Competitor or enter into employment with any of the Competitors;

(iii)	solicit or influence or attempt to influence any client, customer or other Person to direct its purchase of the products and/or services of the Company to itself or any Competitor; and/or

(iv)	solicit or attempt to influence any Person, employed or engaged by the Company (whether as an employee consultant, advisor or distributor or in any other manner) to terminate or otherwise cease such employment or engagement with the Company or become the employee of or directly or indirectly offer services in any form or manner to himself or any other Person including a Competitor.

(b)	Each Promoter covenants and agrees that, so long as the Investor holds any Securities, the Promoter shall not, directly or indirectly:

(i)	attempt in any manner to contact any client/customer/business associate or solicit from any client/customer/ business associate, except on behalf of the Company, business of the type carried on by the Company or to persuade any Person, which is a client/customer/ business associate of the Company to cease doing business or to reduce the amount of business which any such client/customer has customarily done or might propose doing with the Company and/or its Subsidiaries or damage in any way the business relationship that the Company has with any customer/client/business associate, whether or not the relationship between the Company and such client/customer/ business associate was originally established in whole or in part through his efforts; or

(ii)	employ or attempt to employ or assist anyone else to employ or otherwise associate any person who is in the employment of the Company or associated with the Company, or was in the employment of the Company or otherwise associated with the Company at any time during the preceding 12 (twelve) months.

(c)	Further covenants

(i)	The Promoters agree and acknowledge that the restrictions contained in this Clause 10.1 are considered reasonable for the legitimate protection of the Business and goodwill of the Company. However, in the event that such restrictions shall be found to be void, but would be valid if some part thereof was deleted or the scope, period or area of application were reduced, the above restrictions shall apply with the deletion of such words or such reduction of scope, period or area of application as may be required to make the restrictions contained in this Clause 10.1 valid and effective. For the purposes of this Clause 10.1, the term ‘Company’ shall include its subsidiaries.

(ii)	Notwithstanding the limitation of this provision by any law for the time being in force, the Promoters undertake to, at all times, observe and be bound by the spirit of this Clause 10.1 provided, however, that on the revocation, removal or diminution of the law or provisions, as the case may be, by virtue of which the restrictions contained in this Clause 10.1 were limited as provided hereinabove, the original restrictions would stand renewed and be effective to their original extent, as if they had not been limited by the law or provisions revoked.

(iii)	The Promoters undertake to ensure that all business opportunities known to him or made known to him at any time, with respect to and/or connected with the Business are referred to the Company.

(iv)	The Promoters shall make full and true disclosure in writing to the Investor of any direct or indirect interest or benefit that they are likely to derive through or in connection with any contractual arrangements, dealings, transactions or affairs of the Company.

(d)	Mr. Shripal Morakhia hereby agrees to be appointed on the board of directors of the Investor on and from the Closing Date and shall continue on the board for a period of not less than 3 (three) years from the Closing Date.

11.	REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATION

11.1	The Promoters jointly and severally represent and warrant to the other Parties that:

(a)	This Agreement has been duly executed and delivered by each of them and constitutes a legal, valid and binding obligation of each of them enforceable against each of them in accordance with its terms;

(b)	The execution, delivery and performance of this Agreement and all instruments or agreements required hereunder by each of them does not contravene, violate or constitute a default of or require any consent under the provisions of any other agreement or instrument to which each of them is bound including any order, judgment, decree or injunction of any court of law; and

(c)	Each of them have the full power and authority to enter into this Agreement, to execute this Agreement and to perform its obligations and observe the terms and conditions hereof. No legal proceedings are pending or threatened against any of them before any court, tribunal or authority which do or may restrain any of the Promoters’ ability to perform or observe the terms and conditions of this Agreement or which do or may in any other manner question the validity, binding effect or enforceability of this Agreement.

11.2	The Company, Investor, MRG and Metis severally (solely with respect to itself) represent and warrant to the other Parties that:

(a)	This Agreement has been duly executed and delivered by its duly authorised representatives and constitutes a legal, valid and binding obligation on it, enforceable against it in accordance with its terms;

(b)	It is duly organised and validly existing under the laws of the country of its incorporation (where applicable);

(c)	The execution, delivery and performance of this Agreement and all instruments or agreements required hereunder by it does not contravene, violate or constitute a default of or require any consent under the provisions of any other agreement or instrument to which it is bound, including the constitutional documents thereof, or any order, judgment, decree or injunction of any court of law; and

(d)	It has the full power and authority to enter into this Agreement to execute this Agreement and to perform its obligations and observe the terms and conditions hereof.

11.3	The Company and the Promoters jointly and severally agree with, undertake to and covenant to the Investor as follows:

(a)	Business of the Company

The business of the Company shall be restricted to the Business (as defined in this Agreement). The Promoters shall assist the Company in the procurement of necessary permits, licenses, consents, approvals, financing and guarantees necessary for the Business and operations of the Company.

(b)	Borrowings by the Company

The financing requirements including working capital requirements of the Company shall be met in the first instance by internal accruals and any external financing shall be availed of only in accordance with the Business Plan or otherwise with the prior consent of the Investor. In the event of any future borrowings or Indebtedness, the Investor shall not be required to provide any guarantees/collaterals or any other security. The Investor shall not be required to pledge their Securities or provide any other support or a negative lien to any third Person, including without limitation the lenders of the Company. The Promoters shall provide all support including without limitation guarantees or any other security in respect of the borrowings and Indebtedness by the Company subject to the provisions of this Agreement.

(c)	Related Party Transactions

The Company shall maintain and update all statutory registers required to be maintained under Applicable Laws for disclosing Related Party transactions.

(d)	The Company covenants that it shall not, and shall not permit any of its directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorise or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, in each case, in violation of the Foreign Corrupt Practices Act, 1977 (“FCPA”) or any other applicable anti-bribery or anti-corruption law. The Company further undertakes that it shall cause to cease all of its activities, as well as remediate any actions taken by the Company or any of its directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company further undertakes that it shall maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with FCPA or any other applicable anti-bribery or anti-corruption law. Upon request by a Principal Investor, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws.

(e)	The Company is the sole entity through which the Business shall be carried out at all times and the Promoters undertake to carry on the Business only through the Company and no other entity.

12.	EFFECTIVE DATE AND TERMINATION

12.1	Effective Date

This Agreement shall come into effect on the Closing Date and shall remain valid so long as the Investor holds any Securities unless terminated earlier in accordance with Clause 12.2 (Termination).

12.2	Termination

(a)	Automatic termination

The Agreement shall automatically terminate vis-à-vis a Shareholder, upon such Shareholder ceasing to hold any Securities.

(b)	Termination by the Investor

The Investor shall be entitled to terminate this Agreement forthwith, by giving a notice in writing, upon the occurrence of one or more Events of Default.

12.3	Consequences on Event of Default

(a)	Upon the occurrence of an Event of Default, it is hereby agreed that the Board shall determine the defaulting Promoter and the impugned Promoter shall not have the right to participate in such determination by the Board. After the determination by the Board, the Investor shall, at its option and subject to Applicable Law, be entitled to exercise the Drag Along Right, jointly with Metis, under Clause 8.2 of this Agreement, and the provisions of Clause 8.2 shall mutatis mutandis apply to this Clause. Provided that the expiry of any time period or any other criteria for the drag along otherwise applicable under Clause 8.2 shall not apply in the case of an occurrence of an Event of Default.

(b)	All costs and expenses incurred in relation to the Sale or Transfer of Securities pursuant to this Clause 12.3 shall be borne entirely by the Company. The Company and the Promoters shall co-operate and take all necessary and desirable actions in connection with the consummation of such Sale or Transfer of Securities pursuant to this Clause 12.3 including without limitation, timely execution and delivery of any agreements and instruments to complete such Sale or Transfer of Securities pursuant to this Clause 12.3, providing access and information as may be requested by any potential purchaser and co-operating in any due diligence conducted by the potential purchaser. The Company and such defaulting Promoter(s) shall provide customary representations and warranties, indemnities and covenants as may be required by any potential purchaser in connection with the completion of the Sale or Transfer of Securities pursuant to this Clause 12.3. The Investor shall not be required to provide any representations, warranties, guarantees or indemnities, or be subject to any restrictive covenants pursuant to or in relation to the Sale or Transfer of Securities pursuant to this Clause 12.3, except in relation to the title and transferability of the Securities held by the Investor.

(c)	All rights of the Promoters under this Agreement and the Transaction Documents shall cease and the directorships of the Promoters shall stand vacated, immediately and automatically upon the occurrence of an Event of Default.

(d)	The termination of this Agreement shall be without prejudice to any claim or rights of action, including but not limited to the right to seek damages, previously accrued to any party hereto against the other party.

(e)	Except for provisions of this Agreement that expressly or by their nature survive termination, all rights and obligations of the Parties shall cease upon termination of this Agreement. The rights and obligations of the Parties under this Agreement pursuant to Clauses which by their nature survive the termination of this Agreement shall not be extinguished by termination of this Agreement.

13.	FALL AWAY OF RIGHTS AND OBLIGATIONS

13.1	The rights and obligations of the Investor under this Agreement:

(a)	shall cease and no longer be applicable, on the Investor (along with its Affiliates) having ceased to hold 10% (ten percent) of the equity share capital of the Company on a Fully Diluted Basis at the relevant point of time, other than with respect to the following limited rights:

(i)	Clause 5.2 (Number of Directors);

(ii)	Clause 4.3 (Tag Along Right);

(iii)	Clause 8.1(b) (vi) (right of the Investor to offer its shares in case of a QIPO);

(iv)	Clause 8.1(d) (Secondary Sale);

(v)	Clause 6 (Financial Accounting, Audit & Inspection);

(vi)	Clause 10.1 (Non-compete, Non-solicitation), which shall continue to apply for a period of 18 (eighteen) months from the date of listing of the Equity Shares; and

(vii)	Clause 7.3 (Intellectual Property).

(b)	shall cease and no longer be applicable, upon the successful completion of a QIPO (or such earlier time as may be required by SEBI or any Applicable Law for conducting the QIPO); provided however that, in the event of QIPO, the following Clauses shall continue to apply, subject to Applicable Law, and the Investor holding at least 5% (five percent) of the equity share capital of the Company on a Fully Diluted Basis, at the relevant point of time:

(i)	Clause 5.2 (Number of Directors);

(ii)	Clause 8.1(b)(xi) (Clear Market Obligation);

(iii)	Clause 6 (Financial Accounting, Audit & Inspection);

(iv)	Clause 10.1 (Non-compete, Non-solicitation), which shall continue to apply for a period of 18 (eighteen) months from the date of listing of the Equity Shares; and

(v)	Clause 7.3 (Intellectual Property).

13.2	Notwithstanding anything to the contrary set out in Clause 13.1 above, in the event that the shareholding of the Investor falls below any of the thresholds set out in Clause 13.1 above as a result of a partial exit provided by the Promoters or the Company under Clause 8, then all the rights of the Investor shall continue till such time as a complete exit is provided to the Investor by the Promoters or the Company.

13.3	Notwithstanding anything to the contrary set out in Clause 13.1 above, the obligation of the Investor under Clause 8.2(a) shall continue to apply till the Investor Exit Date. Metis shall not have the right to transfer the right under Clause 8.2(a) to any other party which is not its Affiliate.

14.	MEMORANDUM AND ARTICLES OF ASSOCIATION

14.1	The Memorandum and Articles of the Company shall be amended to reflect all the terms of the Share Subscription Agreement, this Agreement and other consequential amendments, in a manner satisfactory to the Investor.

14.2	The Company hereby undertakes to and the Promoters agree, undertake and confirm to cause the Company to, amend and alter the Memorandum and/or the Articles of Association from time to time to reflect any changes made to this Agreement from time to time.

15.	NOTICES

15.1	Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be given by email (provided that it is supplemented by a registered mail/internationally recognised courier service within 2 (two) days), addressed/sent to the intended recipient at its address number set forth below, or to such other address number as either Party may from time to time duly notify to the others:

If to Metis:

Address:	IFS Court, Twenty Eight, Cybercity, Ebene, Mauritius

E-mail:	ifs@ifsmauritius.com

Tel:	+230 467 4000

If to the Investor:

Address:	1345 Avenue of the Americas, 11th Floor, New York, NY 10105

E-mail:	sk@i-amcapital.com

Tel:	+1 347 748 8147

If to the Company:

Address:	Mr. Vishwanath Kotian, 2nd Floor, Trade View Building, Oasis Complex, PB Marg, Lower Parel, Mumbai – 400013, Maharashtra

E-mail:	vishwanath.kotian@smaaash.in

Tel:	9821772971

If to Shripal Morakhia

Address:	2nd Floor, Trade View Building, Oasis Complex, PB Marg, Lower Parel, Mumbai – 400013, Maharashtra

E-mail:	shripal@smaaash.in

Tel:	022-67400900

If to AHA Holdings Pvt. Ltd.

Attention	Mr. Santosh Apraj

Address:	2nd Floor, Trade View Building, Oasis Complex, PB Marg, Lower Parel, Mumbai – 400013, Maharashtra

E-mail:	santoshapraj@ahaholdings.co.in

Tel:	022-67400900

If to MRG:

Address:	511, Commerce House, 140, N.M. Road, Fort, Mumbai 400 023, Maharashtra, India

E-mail:	mitesh.gowani@kamala.co.in

Tel:	+91 (22) 24982428

15.2	All notices shall be deemed to have been validly given on (i) the business date immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission (subject to a confirming copy being sent by registered mail), or (ii) the expiry of 7 (seven) days after posting if sent by registered mail, or (iii) the business date of receipt, if sent by courier, or (iv) date of receipt, if sent by email.

15.3	Parties may, from time to time, change their address or representative for receipt of notices provided for in this Agreement by giving to the other not less than 10 (ten) days prior written notice in the same manner provided for in this Clause.

16.	CONFIDENTIALITY

16.1	Each of the Parties shall and shall ensure to their best efforts that their respective employees, directors, successors, assigns, shareholders, officers, partners, and representatives and agents maintain utmost confidentiality, regarding the contents of this Agreement and information pertaining to the affairs of the Company at all times. The Parties shall be permitted to disclose all aspects of the financing to (a) the Company’s other investors, (b) the Parties’ investors, (c) Parties’ investment bankers, (d) Parties’ lenders, (e) Parties’ accountants, (f) Parties’ legal or financial advisors, (g) Parties’ and their Affiliates’ employees involved in the monitoring of such Parties’ investment in the Company and (h) bona fide prospective investor of the Company or of any Party, in each case only where such Persons are under appropriate non-disclosure obligations imposed by professional ethics, law or contracts and where they have been specifically informed about the confidential nature of the information disclosed to them. The Company shall ensure that all the Directors are bound by confidentiality and non-disclosure obligations as set forth in this Clause. Nothing contained herein shall affect the ability of the Parties to make disclosure to any Governmental Authority or any arbitration tribunal (including a sole arbitrator) in India or otherwise or to any other Person under the provisions of any Applicable Law, provided, however, that in all such circumstances, the disclosing Party shall give prior Notice to the other Parties before making the disclosure, indicating the nature of information that is proposed to be disclosed and in sufficient time to allow the other Parties as soon as possible to seek confidentiality of the information being disclosed, to the extent permitted by Applicable Law.

16.2	Further, none of the Parties shall make any announcements to the public or to any third party regarding the arrangements contemplated by this Agreement, other than in accordance with Clause 19.6 of this Agreement. Parties shall be permitted to make announcements regarding the arrangements contemplated by this Agreement if such announcements are required to be made pursuant to and in compliance with, Applicable Law or valid legal process subject to the disclosing Party using reasonable efforts thereby allowing other Parties to be able to review and provide comments prior to publication of such announcements.

17.	GOVERNING LAW

This Agreement shall be governed and interpreted by, and construed in accordance with the laws of India. Subject to the provisions of Clause 18 (Arbitration) hereof, the courts of New Delhi shall have jurisdiction in respect of all matters relating to or arising out of this Agreement.

18.	ARBITRATION

18.1	If any controversies, conflicts, disputes and/or differences (“Dispute”) arises between the disputing Parties hereto during the subsistence of this Agreement or thereafter, the disputing Parties shall endeavour to settle such Dispute amicably and attempt to reach a resolution of the matter.

18.2	If amicable settlement is not arrived at as above, within 30 (thirty) days of the date of Dispute, the Dispute shall be resolved and settled exclusively and finally by arbitration and either disputing Party may issue a notice of Dispute (“Notice of Dispute”) to the other disputing Parties.

18.3	Within 30 (thirty) days of the issue of a Notice of Dispute, the disputing Parties shall mutually agree on the appointment of a sole arbitrator. If such mutual agreement is not arrived at within the aforesaid 30 (thirty) days’ period, the disputing Parties shall refer the appointment of the sole arbitrator to Singapore International Arbitration Centre (“SIAC”).

18.4	All pertinent evidence on the subject matter in Dispute shall be made available to the arbitrator appointed as above and each Party shall have the right to present both orally and in writing its arguments and views on the Dispute. The arbitrator shall also decide on the costs of the arbitration proceedings. The decision of the arbitrator shall be rendered in writing and shall be binding upon the Parties. The costs, charges and expenses of the arbitration shall be the discretion of the arbitrator. Such arbitration shall be governed by the SIAC arbitration rules (in force at such time when the Dispute is referred to arbitration), which rules are deemed to be incorporated by reference in this Clause. The seat and venue of arbitration shall be Singapore and the arbitration proceedings shall be conducted in English language.

18.5	The award rendered by the arbitrator shall be final and binding on all Parties hereto and judgment thereon may be entered in any court of competent jurisdiction.

18.6	Parties hereto agree that their consent for resolution of Disputes through arbitration shall not preclude or restrain either of them from seeking suitable injunctive relief in appropriate circumstances from the competent courts.

19.	MISCELLANEOUS

19.1	Costs

The Company shall bear all stamp duty payable in connection with this Agreement. Further, all costs related to the transactions contemplated under the Transaction Documents, unless specifically stated in this Agreement, shall be borne in accordance with the provisions of the Share Subscription Agreement.

19.2	Assignment

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments.

19.3	Modification

Any or all provisions of this Agreement may be amended, restated or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Parties. Any such amendment, waiver or restatement shall be binding on all Parties to this Agreement.

19.4	Entire Agreement

This Agreement, supersedes all prior discussions and agreements (whether oral or written, including all correspondence) if any, between the Parties with respect to the right and obligations of the Investor as a Shareholder in the Company and this Agreement (together with the Schedules and any amendments or modifications thereof) together with the other Transaction Documents contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

19.5	Invalidity and Severability

Any provision of this Agreement, which is invalid or unenforceable, shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof. The illegality, unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability, legality or validity of the remaining provisions of this Agreement which shall remain in full force and effect to the maximum extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision.

19.6	Publicity

It is agreed between the Parties hereto that no publicity or dissemination of information in any manner with regard to the transactions contemplated herein shall be made without the prior written consent of the Investor and the Promoters.

19.7	Conflict with the Articles of Association

(a)	All the provisions of this Agreement, to the extent relevant, shall be incorporated into the Articles. If and to the extent that there are inconsistencies between the provisions of this Agreement, Metis SHA and those of the Articles, the Articles will prevail.

(b)	Nothwithstanding anything contained in this Agreement or the Share Subscription Agreement or any other document but subject to Clause 19.7(a):

(i)	the rights and obligation of the parties under the Metis SHA shall survive unless terminated in accordance with the terms thereof; and

(ii)	in case of any inconsistency in the rights of Metis as contained in this Agreement and those contained in the Metis SHA, the rights of Metis under the Metis SHA shall prevail except as specifically provided below and unless expressly provided elsewhere in this Agreement. Without prejudice to the generality of the above, (A) Clause 8.1(b)(xi) (Clear Market Obligation) and Clause 4.3 (Tag Along) of this Agreement shall prevail over Clause 9.3 and Clause 8.4.2 of the Metis SHA respectively in case of a conflict; and (B) the rights of Metis under Clause 8.1(a) of this Agreement, Clause 9.2.2 of the Metis SHA and Clause 9.7 of the Metis SHA shall survive even if Metis ceases to hold the minimum shareholding prescribed under Clause 22 of the Metis SHA; and (C) Clause 19.15 (Amendment to the Metis SHA) shall prevail over any other conflicting provision of the Metis SHA.

19.8	Adjustment for Share Splits etc.

Wherever in this Agreement there is a reference to a specific number of the Subscription Shares or any other shares/Securities, then, upon the occurrence of any subdivision, combination, etc. of the Securities, the specific number of Securities so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding Securities of such class or series of Securities by such subdivision, combination, etc. All Securities held or acquired by the relevant Affiliated entities or Persons shall be aggregated together for the purpose of determining the availability of any rights of the Investor under this Agreement.

19.9	Further Assurances

Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents, documents and assurances without further consideration, which may be required to effect the transactions contemplated by this Agreement.

19.10	Co-operation

The Parties shall use their best efforts to cause the transactions contemplated by this Agreement to be consummated, including without limitation, obtaining, making and causing to become effective all approvals of Governmental Authorities and other Persons as may be necessary or reasonably requested by the Investor in order to achieve the objectives of this Agreement.

19.11	Remedies

(a)	The Parties acknowledge and agree that the Investor would suffer irreparable damages in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that the Investor shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which the Investor may be entitled, at law or in equity.

(b)	All remedies of the Principal Investors under this Agreement whether provided herein or conferred by statute, civil law, common law, custom, trade, or usage are cumulative and not alternative and may be enforced successively or concurrently.

19.12	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument, and any Party (including any duly authorised representative of a Party) may enter into this Agreement by executing a counterpart. The delivery of signed counterparts by facsimile transmission or electronic mail in “portable document format” (“.pdf”) shall be as effective as signing and delivering the document in person.

19.13	Independent Contractors

The Parties are independent contractors. None of the Parties shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Parties except as specifically provided by this Agreement. Nothing in this Agreement shall be interpreted or construed to create an association or partnership between the Parties, deem them to be persons acting in concert or to impose any liability attributable to such relationship upon any of the Parties nor, unless expressly provided otherwise, to constitute any Party as the agent of any of the other Parties for any purpose.

19.14	Authorisation

The persons executing this Agreement on behalf of the respective Parties represent and covenant that they have the authority to sign and execute this document on behalf of the Parties for whom they are signing.

19.15	Amendment to the Metis SHA

It is hereby agreed between the Parties and the Promoters and Metis specifically undertake not to amend the Metis SHA without the prior written consent of the Investor. Any such amendment to the Metis SHA without the prior written consent of the Investor shall be void ab initio. In case of any conflict between this Clause 19.15 of this Agreement and any provision in the Metis SHA, this Clause 19.15 shall prevail.

IN WITNESS WHEREOF, the Parties have entered into and executed this Shareholders’ Agreement as of the day and year first above written.

THIS SIGNATURE PAGE FORMS AN INTEGRAL PART OF THE SHAREHOLDERS’ AGREEMENT EXECUTED AMONG (1) I-AM CAPITAL ACQUISITION COMPANY; (2) FW METIS LIMITED; (3) MITESH R. GOWANI; (4) MR.SHRIPAL MORAKHIA; (5) AHA HOLDINGS PRIVATE LIMITED; AND (6) SMAAASH ENTERTAINMENT PRIVATE LIMITED

Signed and delivered for an on behalf of SMAAASH ENTERTAINMENT PRIVATE LIMITED

/s/ Vishwanath Kohan
Name: Vishwanath Kohan
Designation: CFO

IN WITNESS WHEREOF, the Parties have entered into and executed this Shareholders’ Agreement as of the day and year first above written.

THIS SIGNATURE PAGE FORMS AN INTEGRAL PART OF THE SHAREHOLDERS’ AGREEMENT EXECUTED AMONG (1) I-AM CAPITAL ACQUISITION COMPANY; (2) FW METIS LIMITED; (3) MITESH R. GOWANI; (4) MR. SHRIPAL MORAKHIA; (5) AHA HOLDINGS PRIVATE LIMITED; AND (6) SMAAASH ENTERTAINMENT PRIVATE LIMITED

Signed and delivered for an on behalf of AHA HOLDINGS PRIVATE LIMITED

/s/ SHRIPAL MORAKHIA
Name: SHRIPAL MORAKHIA
Designation: Director

IN WITNESS WHEREOF, the Parties have entered into and executed this Shareholders’ Agreement as of the day and year first above written.

THIS SIGNATURE PAGE FORMS AN INTEGRAL PART OF THE SHAREHOLDERS’ AGREEMENT EXECUTED AMONG (1) I-AM CAPITAL ACQUISITION COMPANY; (2) FW METIS LIMITED; (3) MITESH R. GOWANI; (4) MR. SHRIPAL MORAKHIA; (5) AHA HOLDINGS PRIVATE LIMITED; AND (6) SMAAASH ENTERTAINMENT PRIVATE LIMITED

Signed and delivered by MR. SHRIPAL MORAKHIA

/s/ SHRIPAL MORAKHIA
Name: SHRIPAL MORAKHIA

IN WITNESS WHEREOF, the Parties have entered into and executed this Shareholders’ Agreement as of the day and year first above written.

THIS SIGNATURE PAGE FORMS AN INTEGRAL PART OF THE SHAREHOLDERS’ AGREEMENT EXECUTED AMONG (1) I-AM CAPITAL ACQUISITION COMPANY; (2) FW METIS LIMITED; (3) MITESH R. GOWANI; (4) MR. SHRIPAL MORAKHIA; (5) AHA HOLDINGS PRIVATE LIMITED; AND (6) SMAAASH ENTERTAINMENT PRIVATE LIMITED

Signed and delivered for an on behalf of I-AM CAPITAL ACQUISITION COMPANY

/s/ F. Jacob Cherian
Name: F. Jacob Cherian
Designation: CEO

IN WITNESS WHEREOF, the Parties have entered into and executed this Shareholders’ Agreement as of the day and year first above written.

THIS SIGNATURE PAGE FORMS AN INTEGRAL PART OF THE SHAREHOLDERS’ AGREEMENT EXECUTED AMONG (1) I-AM CAPITAL ACQUISITION COMPANY; (2) FW METIS LIMITED; (3) MITESH R. GOWANI; (4) MR. SHRIPAL MORAKHIA; (5) AHA HOLDINGS PRIVATE LIMITED; AND (6) SMAAASH ENTERTAINMENT PRIVATE LIMITED

Signed and delivered for an on behalf of I-AM CAPITAL ACQUISITION COMPANY

/s/ Suhel Kanuga
Name: Suhel Kanuga
Designation: CFO

IN WITNESS WHEREOF, the Parties have entered into and executed this Shareholders’ Agreement as of the day and year first above written.

THIS SIGNATURE PAGE FORMS AN INTEGRAL PART OF THE SHAREHOLDERS’ AGREEMENT EXECUTED AMONG (1) I-AM CAPITAL ACQUISITION COMPANY; (2) FW METIS LIMITED; (3) MITESH R. GOWANI; (4) MR. SHRIPAL MORAKHIA; (5) AHA HOLDINGS PRIVATE LIMITED; AND (6) SMAAASH ENTERTAINMENT PRIVATE LIMITED

Signed and delivered for an on behalf of FW METIS LIMITED

/s/ Thiromagen Vaitilingon
Name: Thiromagen Vaitilingon
Designation: Director

IN WITNESS WHEREOF, the Parties have entered into and executed this Shareholders’ Agreement as of the day and year first above written.

THIS SIGNATURE PAGE FORMS AN INTEGRAL PART OF THE SHAREHOLDERS’ AGREEMENT EXECUTED AMONG (1) I-AM CAPITAL ACQUISITION COMPANY; (2) FW METIS LIMITED; (3) MITESH R. GOWANI; (4) MR. SHRIPAL MORAKHIA; (5) AHA HOLDINGS PRIVATE LIMITED; AND (6) SMAAASH ENTERTAINMENT PRIVATE LIMITED

Signed and delivered by MR. MITESH R. GOWANI

/s/ MITESH R. GOWANI
Name: MITESH R. GOWANI